SCHEDULE 14A

(Rule 14a)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.      )

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EATON CORPORATION

(Name of Registrant as Specified in its Charter)

XXXXXXXXXXXXXXXX

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF MEETING

The 2006 annual meeting of Eaton Corporation shareholders will be held Wednesday, April 26, at 10:30 a.m. local time at Eaton Center, 1111 Superior Avenue, Cleveland, Ohio, for the purpose of:

1.	Electing directors;

2.	Ratifying the appointment of the independent auditor; and

3.	Considering reports and such other business as may properly come before the meeting.

These matters are more fully described in the following pages.

The record date for the meeting has been fixed by the Board of Directors as the close of business on February 27, 2006. Shareholders of record at that time are entitled to vote at the meeting.

By order of the Board of Directors

/s/ Earl R. Franklin

Earl R. Franklin

Vice President and Secretary

March 17, 2006

Your Vote Is Important

You may vote your shares by using a toll-free telephone number or electronically on the Internet, as described on the proxy form. We encourage you to file your proxy using either of these options if they are available to you. Alternatively, you may mark, sign, date and mail your proxy form in the postage-paid envelope provided. The method by which you vote will not limit your right to vote in person at the annual meeting.

PROXY STATEMENT

Eaton Corporation

1111 Superior Avenue
Cleveland, Ohio 44114-2584
216-523-5000

This proxy statement, the accompanying proxy form and Eaton’s annual report for the year ended December 31, 2005 are scheduled to be sent to shareholders on or about March 17, 2006.

Proxy Solicitation

Eaton’s Board of Directors solicits your proxy, in the form enclosed, for use at the 2006 annual meeting of shareholders and any adjournments thereof. The individuals named in the enclosed form of proxy have advised the Board of their intention to vote at the meeting in compliance with instructions on all forms of proxy tendered by shareholders and, where no contrary instruction is indicated on the proxy form, for the election of the individuals nominated to serve as directors, and for ratification of the appointment of Ernst & Young LLP as Eaton’s independent auditor. These matters are described in the following sections of this proxy statement.

Any shareholder giving a proxy may revoke it by giving Eaton notice in writing or by fax, E-mail or other verifiable communication before the meeting or by revoking it at the meeting. All properly executed or transmitted proxies not revoked will be voted at the meeting.

In addition to soliciting proxies through the mail, certain employees may solicit proxies in person or by telephone or fax. Eaton has retained The Proxy Advisory Group, LLC, 575 Madison Avenue, 10th Floor, New York, New York 10022, to assist in the solicitation of proxies, primarily from brokers, banks and other nominees, for a fee of $8,500, plus reasonable out-of-pocket expenses. Brokerage firms, nominees, custodians and fiduciaries may be asked to forward proxy soliciting material to the beneficial shareholders. All reasonable soliciting costs will be borne by Eaton.

Voting at the Meeting

Each Eaton shareholder of record at the close of business on February 27, 2006 is entitled to one vote for each share then held. On February 27, 146,883,635 Eaton common shares (par value, 50¢ each) were outstanding and entitled to vote.

At the 2006 annual meeting, the inspector of election appointed by the Board of Directors for the meeting will determine the presence of a quorum and tabulate the results of shareholder voting. As provided by Ohio law and Eaton’s Amended Regulations, Eaton shareholders present in person or by proxy at the meeting will constitute a quorum. The inspector of election intends to treat as “present” for these purposes shareholders who have submitted properly executed or transmitted proxies that are marked “abstain.” The inspector will also treat as “present” shares held in “street name” by brokers that are voted on at least one proposal to come before the meeting.

Director nominees receiving the greatest number of votes will be elected directors. Votes withheld in respect of the election of directors will not be counted in determining the outcome of the election. Adoption of all other proposals to come before the meeting will require the affirmative vote of the holders of a majority of the outstanding Eaton common shares, which requirement is consistent with the general vote requirement in Eaton’s Amended Articles of Incorporation. The practical effect of this vote requirement will be that abstentions and shares held in “street name” by brokers that are not voted in respect of those proposals will be treated the same as votes cast against those proposals.

As provided by Ohio law, each shareholder is entitled to cumulative voting rights in the election of directors if any shareholder gives written notice to the President or a Vice President or the Secretary of Eaton at least 48 hours before the time fixed for the meeting, requesting cumulative voting, and if an announcement of that notice is made at the beginning of the meeting by the Chairman or Secretary, or by or on behalf of the shareholder who gave the notice. If cumulative voting is in effect with respect to an election of directors, each shareholder has the right to cumulate his or her voting power by giving one nominee that number of votes which equals the number of directors to be elected multiplied by the number of the shareholder’s shares, or by distributing his or her votes on the same principle among two or more nominees, as the shareholder sees fit. If cumulative voting is in effect with respect to the election of directors, and if the shareholder has not given contrary voting instructions, the individuals named in the proxy will vote the shares cumulatively for those nominees that they may determine in their discretion.

1. ELECTION OF DIRECTORS

The Board of Directors is presently composed of ten members. The terms of three directors will expire in April 2006, and those directors have been nominated for re-election. Each of those nominees was elected at the 2003 annual meeting. Kiran M. Patel, a director since 2003, will resign as a director at the conclusion of the annual meeting of shareholders on April 26 due to schedule conflicts between Eaton Board and Committee meetings and his duties in his new position as Senior Vice President and Chief Financial Officer of Intuit Inc. Christopher M. Connor, who was recommended to the Governance Committee by its third-party executive search firm, and is known to several Eaton directors, has been nominated to fill this vacancy. (See pages 5 and 6.)

If any of the nominees become unable or decline to serve, the individuals named as proxies in the enclosed proxy form will have the authority to appoint substitute nominees. Eaton’s management, however, has no reason to believe that this will occur.

Following is biographical information about each nominee and each director.

Nominees for election to terms ending in 2009 or when their successors are elected and have qualified:

Alexander M. Cutler, 54, is Chairman, Chief Executive Officer and President of Eaton Corporation. Mr. Cutler joined Cutler-Hammer, Inc. in 1975, which was subsequently acquired by Eaton, and became President of Eaton’s Industrial Group in 1986 and President of the Controls Group in 1989. He advanced to Executive Vice President — Operations in 1991, was elected Executive Vice President and Chief Operating Officer — Controls in 1993, President and Chief Operating Officer in 1995, and assumed his present position in 2000. Mr. Cutler is a director of Axcelis Technologies, Inc. and KeyCorp.
Director since 1993
Gary L. Tooker, 66, is an independent consultant and former Chairman of the Board, Chief Executive Officer and Director of Motorola, Inc., a manufacturer of electronics equipment. Mr. Tooker became Motorola’s President in 1990, Vice Chairman and Chief Executive Officer in 1993, Chairman in 1997, and retired from Motorola in 1999. Mr. Tooker is a director of Avnet, Inc.
Director since 1992

Deborah L. McCoy, 51, retired from Continental Airlines, Inc. in 2005, where she had served as Senior Vice President, Flight Operations since 1999. During part of 2005, Ms. McCoy also briefly served as the Chief Executive Officer of DJ Air Group, a start-up commercial airline company.
Director since 2000

Nominee for election to term ending in 2007 or when a successor is elected and has qualified, and Directors whose present terms continue until April 2007:

Christopher M. Connor, 49, is Chairman, President and Chief Executive Officer of The Sherwin-Williams Company, a manufacturer of paint, architectural coatings, industrial finishes and associated supplies. Mr. Connor has held a number of executive positions at Sherwin- Williams since 1983. He became Vice Chairman and Chief Executive Officer in 1999, Chairman and Chief Executive Officer in 2000, and Chairman, President and Chief Executive Officer in 2005. Mr. Connor is a director of Diebold, Inc. (leaving the Diebold Board on April 27, 2006) and National City Corporation. Mr. Connor also serves as non-executive Chairman of University Hospitals Health System.
Nominee
Michael J. Critelli, 57, is Chairman and Chief Executive Officer of Pitney Bowes Inc., a provider of mailstream solutions. Mr. Critelli is non-executive Chairman of the National Urban League.
Director since 1998

Ernie Green, 67, is founder, President and Chief Executive Officer of Ernie Green Industries, Inc., a manufacturer of automotive components. He is also President of Florida Production Engineering, Inc., a subsidiary of Ernie Green Industries. He is a director of DP&L Inc., Pitney Bowes Inc., and Amantea Nonwovens LLC, and non-executive Chairman of the Foundation Board of Central State University.

Director since 1995

Directors whose present terms continue until April 2008:

Ned C. Lautenbach, 62, is
a partner at Clayton, Dubilier & Rice, Inc., a private equity investment firm specializing in management buyouts. Before joining Clayton, Dubilier, Mr. Lautenbach was associated with IBM from 1968 until his retirement in 1998. At IBM, he held several executive positions and was a member of IBM’s Corporate Executive Committee. From 1999 to 2003, Mr. Lautenbach served as Chief Executive Officer of Acterna Corporation, a global provider of communications test equipment, software and services, which filed and had approved in 2003 a voluntary plan of reorganization under Chapter 11. He also served from 2000 to 2004 as Co-Chairman of Covansys, Inc., a global provider of business and technology solutions. Mr. Lautenbach is a member of the Board of Italtel s.p.a., whose core business is the design, development and installation of new-generation integrated multi-service networks (voice/data/video). He is also a member of the Boards of Trustees of Fidelity Investments and Fairfield University, and a member of the Council on Foreign Relations.
Director since 1997
John R. Miller, 68, is Chairman of the Board of SIRVA, Inc., a global provider of moving and relocation services. He is also a Director of Cambrex Corporation and Graphic Packaging Corporation. Mr. Miller was formerly President, Chief Operating Officer and a director of The Standard Oil Company from 1980 to 1986, where he held a number of other executive positions including that of Vice President, Finance. Mr. Miller was a member of the Board of the Federal Reserve Bank of Cleveland from 1986 to 1993, serving as its Chairman during the last two of those years. From 2002 to 2003 he was Chairman, President and Chief Executive Officer of Petroleum Partners, Inc., a provider of outsourcing services to the petroleum industry.
Director since 1985

Gregory R. Page, 54, is President and Chief Operating Officer of Cargill, Incorporated, an international marketer, processor and distributor of agricultural, food, financial and industrial products and services. He was Corporate Vice President & Sector President, Financial Markets and Red Meat Group of Cargill in 1998, Corporate Executive Vice President, Financial Markets and Red Meat Group in 1999, and became President and Chief Operating Officer in 2000. Mr. Page is a director of Cargill, Incorporated.
Director since 2003

Victor A. Pelson, 68, is a Senior Advisor to UBS Securities LLC, investment bankers. Before becoming associated with UBS Securities and its predecessors in 1996, Mr. Pelson was an employee of AT&T from 1959 to 1996, where he held a number of executive positions, including Group Executive and President responsible for the Communications Services Group, Executive Vice President and member of the Management Executive Committee. At the time of his retirement from AT&T, Mr. Pelson was Chairman of Global Operations and a member of the Board of Directors. Mr. Pelson is a director of Dun & Bradstreet and United Parcel Service.
Director since 1994

Director Nomination Process — The Governance Committee of the Board, comprised entirely of directors who meet the independence standards of the Board of Directors and the New York Stock Exchange, is responsible for overseeing the process of nominating individuals to stand for election as directors. The Governance Committee charter is available on the Company’s website (www.eaton.com) under “Who We Are” and then “Corporate Governance” and is included in this proxy statement as Appendix A.

Any director candidates recommended by the Company’s security holders are given consideration by the Governance Committee, consistent with the process used for all candidates. Security holders may submit recommendations in the manner described on this page under the heading “Security Holder Recommendations of Director Candidates.”

All potential director candidates are reviewed by the Governance Committee in consultation with the Chairman and Chief Executive Officer, typically with the assistance of a professional search firm retained by the Committee. The Committee decides whether to recommend one or more candidates to the Board of Directors for nomination. Candidates who are ultimately nominated by the Board stand for election by the shareholders at the annual meeting. (Between annual meetings, in rare cases, nominees may be elected by the Board itself.)

In order to be recommended by the Governance Committee, a candidate must have the following minimum qualifications, as described in the Board of Directors Governance Policies: personal ability, integrity, intelligence, relevant business background, independence, expertise in areas of importance to the Company’s objectives, and a sensitivity to the Company’s corporate responsibilities. In addition, the Governance Committee from time to time looks for individuals with specific qualifications so that the Board as a whole may maintain an appropriate mix both of experience, background, expertise and skills, and of age, gender, ethnic and racial diversity. These specific qualifications may vary from one year to another, depending upon the composition of the Board at that time.

The Board of Directors Governance Policies are available on the Company’s website (www.eaton.com) under “Who We Are” and then “Corporate Governance” and are included in this proxy statement as Appendix B. Printed copies will also be provided free of charge upon request. Requests for printed copies should be directed to the Company’s Investor Relations Office, Eaton Corporation, 1111 Superior Avenue, Cleveland, Ohio 44114-2584.

Security Holder Recommendations of Director Candidates — The Governance Committee will consider individuals for nomination to stand for election as directors who are recommended to it in writing by any Eaton security holder. Any security holder wishing to recommend an individual as a nominee for election at the annual meeting of shareholders to be held in 2007 should send a signed letter of recommendation, to be received before November 3, 2006, to the following address: Eaton Corporation, 1111 Superior Avenue, Cleveland, Ohio 44114-2584, attention Corporate Secretary. Recommendation letters must state the reasons for the recommendation and contain the full name and address of each proposed nominee as well as a brief biographical history setting forth past and present directorships, employments, occupations and civic activities. Any such recommendation should be accompanied by a written statement from the proposed nominee consenting to be named as a candidate and, if nominated and elected, consenting to serve as a director.

Director Independence — The Board of Directors Governance Policies, which are available on the Company’s website (www.eaton.com) under “Who We Are” and then “Corporate Governance” and are attached as Appendix B to this proxy statement, provide that all of the Company’s outside directors should be independent. The listing standards of the New York Stock Exchange state that no director can qualify as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company, and the Board’s determination in that regard, along with the basis for that determination, is disclosed in the Company’s annual proxy statement. Additional, and more stringent, standards of independence are required of Audit Committee members. It is the Company’s practice to disclose in its annual proxy statement the Board’s determination as to the independence of the Audit Committee members as well as its determination as to all outside directors.

As permitted by the New York Stock Exchange listing standards, the Board of Directors has determined that certain relationships between an outside director and the Company will be treated as categorically immaterial for purposes of determining a director’s independence. These categorical standards are included in the Board of Directors’ independence criteria. The independence criteria for outside directors and members of the Audit Committee are available on the Company’s website (www.eaton.com) under “Who We Are” and then “Corporate Governance” and are included as Appendix C to this proxy statement.

Since directors’ independence might be influenced by their use of Company planes and other Company-paid transportation, the Board has adopted a policy on this subject. This policy is also available on the Company’s website (www.eaton.com) under “Who We Are” and then “Corporate Governance” and is included in Appendix C to this proxy statement.

In their review of director independence, the Board of Directors and its Governance Committee have considered the following:

1.	Directors M. J. Critelli, E. Green, N. C. Lautenbach, D. L. McCoy, G. R. Page, K. M. Patel and V. A. Pelson, and director nominee C. M. Connor, are officers, employees, partners or advisors with firms that have had purchases and/or sales of property or services with the Company within the past three years. In all cases, the amounts of the purchases and sales were substantially less than the Board’s categorical standard for immateriality, i.e., less than the greater of $1 million or 2% of the annual consolidated gross revenues of the director’s firm.

2.	A sister of Mr. Connor has been employed by the Company in a non-officer position since 2000, preceding Mr. Connor’s candidacy as a director. Her aggregate cash compensation for 2005 was less than $165,000, and she received benefits and participated in programs provided to similarly situated Company employees. Her compensation is comparable to that of her peers.

3.	Directors J. R. Miller and G. L. Tooker have had no relationships at all with the Company for the past three years, other than as directors and shareholders.

4.	The use of Company planes and other Company-paid transportation by all outside directors is consistent with the Board policy on that subject.

After reviewing the circumstances described above (which are the only relevant circumstances known to the Board of Directors), the Board has affirmatively determined that none of the Company’s outside directors has a material relationship with the Company and that each of the following directors, and director nominee C. M. Connor, qualify as independent under the Board’s independence criteria and the New York Stock Exchange criteria: M. J. Critelli, E. Green, N. C. Lautenbach, D. L. McCoy, J. R. Miller, G. R. Page, K. M. Patel, V. A. Pelson and G. L. Tooker. The basis of the Board’s independence determination was that, for each director and director nominee, none of their relationships with the Company would likely be sufficient to compromise their independence as directors.

The Board has also affirmatively determined that each member of the Audit Committee, i.e., V. A. Pelson, J. R. Miller, K. M. Patel and G. L. Tooker, meets the special standards of independence required of them under the criteria of the New York Stock Exchange and the Company’s Board of Directors.

Board Committees — The Board of Directors has the following standing committees: Audit, Compensation and Organization, Executive, Finance and Governance.

Audit Committee. The functions of the Audit Committee include assisting the Board in overseeing the integrity of the Company’s financial statements and its systems of internal accounting and financial controls; the independence, qualifications and performance of the Company’s independent auditor; the performance of the internal auditors; and the

Company’s compliance with legal and regulatory requirements. The Audit Committee exercises sole authority to appoint, compensate and terminate the independent auditor and pre-approves all auditing services and permitted non-audit services to be performed for the Company by the independent auditor. Among its other responsibilities, the Committee meets regularly with the Company’s Chief Financial Officer, Director – Internal Audit, independent auditor, General Counsel, and Director – Global Ethics in separate executive sessions; prepares the Committee’s report to be included in the Company’s annual proxy statement; assures that performance evaluations of the Audit Committee are conducted annually; and establishes procedures for the proper handling of complaints concerning accounting or auditing matters.

Each Committee member meets the independence requirements, and all Committee members collectively meet the other requirements, of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002, and rules adopted thereunder by the Securities and Exchange Commission. Further, Committee members are prohibited from serving on more than two other public company audit committees. The Board of Directors has determined that each member of the Audit Committee is financially literate and that at least one member, J. R. Miller, qualifies as an audit committee financial expert (as defined in Item 401(h) of Regulation S-K under the Securities Exchange Act of 1934) and has accounting or related financial management expertise. The Audit Committee held ten meetings in 2005. Present members are Messrs. Miller, Patel, Pelson (Chair) and Tooker.

Compensation and Organization Committee. The functions of the Compensation and Organization Committee include reviewing proposed organization or responsibility changes at the officer level; with input from all outside directors, evaluating the performance of the Chief Executive Officer and reviewing the performance evaluations of the other elected officers; reviewing succession planning for key officer positions; recommending the individual to assume the position of Chief Executive Officer if that position becomes vacant, until such time as the Board of Directors elects a successor; and reviewing the Company’s practices for the recruitment and development of a diverse talent pool. The Committee is also responsible for determining the salary of each elected officer of the Company, subject to discussion by the Board and endorsement by the independent directors; reviewing awards to elected officers under the Executive Incentive Compensation Plan and the aggregate amount of awards under the Plan; adjusting that amount as appropriate within the terms of the Plan; establishing and subsequently determining the attainment of performance objectives under the Company’s short-term and long-term incentive compensation plans; annually reviewing awards to elected officers under the Company’s long-term incentive compensation plans; administering stock option plans and reviewing compensation practices as they relate to key employees to confirm that those plans remain equitable and competitive, as well as reviewing significant new employee benefit plans or significant changes in such plans or changes with a disproportionate effect on the Company’s officers or primarily benefiting key employees; and preparing an annual report for the Company’s proxy statement regarding executive compensation. The Compensation and Organization Committee held five meetings in 2005. Present members are Ms. McCoy and Messrs. Critelli (Chair), Green, Lautenbach and Page.

Executive Committee. The functions of the Executive Committee include all of the functions of the Board of Directors other than the filling of vacancies in the Board of Directors or in any of its committees. The Executive Committee acts upon matters requiring Board action during the intervals between Board meetings. The Executive Committee held three meetings during 2005. Mr. Cutler is a member of the Committee for the full twelve-month term and serves as Committee Chair. Each of the non-employee directors serves a four-month term.

Finance Committee. The functions of the Finance Committee include the periodic review of the Company’s financial condition and the recommendation of financial policies to the Board; analyzing Company policy regarding its debt-to-equity relationship; reviewing and making recommendations to the Board regarding the Company’s dividend policy; reviewing the Company’s cash flow, proposals for long- and short-term debt financing and the risk management program; meeting with and reviewing the performance of management pension committees and any other fiduciaries appointed by the Board for pension and profit-sharing retirement plans; and reviewing the key assumptions used to calculate annual pension expense. The Finance Committee held two meetings in 2005. Present members are Messrs. Green, Lautenbach (Chair), Miller, Page and Tooker.

Governance Committee. The responsibilities of the Governance Committee include recommending to the Board improvements in the Company’s corporate governance processes and any changes in the Board Governance Policies; advising the Board on changes in the size and composition of the Board; making recommendations to the Board regarding the structure and responsibilities of Board committees; and annually submitting to the Board candidates for members and chairs of each standing Board committee. The Governance Committee, in consultation with the Chief Executive Officer, identifies and recommends to the Board candidates for Board membership, reviews the nomination of directors for re-election; oversees the orientation of new directors and the ongoing education of the Board; recommends to the Board compensation of non-employee directors; administers the Board’s policy on director retirements and resignations; administers the directors’ stock ownership guidelines; and recommends to the Board guidelines and procedures to be used by the directors to evaluate the Board’s performance. The responsibilities of the Governance Committee also include providing oversight regarding significant public policy issues with respect to the Company’s relationships with shareholders, employees, customers, competitors, suppliers and the communities in which the Company operates, including such areas as ethics compliance, environmental, health and safety issues, diversity and equal employment opportunity, community relations, government relations, charitable contributions, shareholder and investor relations and the Eaton Philosophy — Excellence through People. The Governance Committee held four meetings in 2005. Present members are Ms. McCoy and Messrs. Critelli, Miller (Chair), Patel and Pelson.

Committee Charters and Policies — The Board of Directors most recently revised the charter of the Governance Committee in October 2005 (attached as Appendix A), the charter of the Audit Committee in February 2006 (attached as Appendix D), the charter of the Compensation and Organization Committee in January 2006 (attached as Appendix E), and the charter of the Finance Committee in September 2005 (attached as Appendix F). These charters also are available on the Company’s website (www.eaton.com) under “Who We Are” and then “Corporate Governance.” Printed copies will also be provided free of charge upon request. Requests for printed copies should be directed to the Company’s Investor Relations Office, Eaton Corporation, 1111 Superior Avenue, Cleveland, Ohio 44114-2584.

In addition to the Board of Directors Governance Policies, certain other policies relating to corporate governance matters have been adopted by several Board Committees, or by the Board itself upon the Committees’ recommendation. Summaries of these policies are included in Appendices A and C.

The Board of Directors held eleven meetings in 2005. Each of the directors attended at least 75% of the meetings of the Board and its committees. The average rate of attendance for all directors was 97%.

Audit Committee Report — The Audit Committee of the Board of Directors is responsible to assist the Board in overseeing (1) the integrity of the Company’s financial statements and its systems of internal accounting and financial controls, (2) the independence, qualifications and performance of the Company’s independent auditor, (3) the performance of the Company’s internal auditors and (4) the Company’s compliance with legal and regulatory requirements. The Committee’s specific responsibilities, as described in its charter, include the sole authority to appoint, terminate and compensate the Company’s independent auditor, and to pre-approve all audit services and other services to be provided to the Company by the independent auditor. The Committee is comprised of four Directors, all of whom are independent under the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission and the Board of Directors’ own independence criteria.

The Board of Directors amended the Committee’s charter most recently on February 22, 2006. A copy of the charter is attached as Appendix D to this proxy statement.

In carrying out its responsibilities, the Audit Committee has reviewed, and has discussed with the Company’s management, the Company’s 2005 audited financial statements.

The Committee has discussed with Ernst & Young LLP, the Company’s independent auditor, the matters required to be discussed by generally accepted auditing standards.

The Committee has also received the written disclosures from Ernst & Young regarding their independence from the Company that are required by Independence Standards Board Standard No. 1, has discussed with Ernst & Young their independence and has considered the compatibility of their services, other than their audit services, with their independence.

For 2004 and 2005, Ernst & Young’s fees for various types of services to the Company were as shown below:

	2005	2004

Audit Fees	$16.2 million	$14.5 million
Includes Sarbanes-Oxley Section 404 attest services

Audit-Related Fees	1.0 million	1.5 million
Includes employee benefit plan audits and business acquisitions and divestitures

Tax Fees	5.8 million	6.8 million
Tax compliance services	4.5 million	4.5 million
Tax advisory services	1.3 million	2.3 million

All Other Fees	0.4 million	0.4 million
Includes expatriate administrative services

The Audit Committee did not approve any of the services shown in the above four categories through the use of the “de minimis” exception permitted by Securities and Exchange Commission rules.

The Audit Committee has adopted the following procedure for pre-approving audit services and other services to be provided by the Company’s independent auditor: specific services are pre-approved from time to time by the Committee or by the Committee Chair on its behalf. As to any services approved by the Committee Chair, the approval is made in writing and is reported to the Committee at the following meeting of the Committee.

Based upon the Committee’s reviews and discussions referred to above, and in reliance upon them, the Committee has recommended to the Board of Directors that the Company’s audited financial statements for 2005 be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission, and the Board has approved their inclusion.

Respectfully submitted to the Company’s shareholders by the Audit Committee of the Board of Directors.

Victor A. Pelson, Chair

John R. Miller
Kiran M. Patel
Gary L. Tooker

Compensation of Directors — Employee directors are not compensated for their services as directors. Non-employee directors receive an annual retainer of $60,000. The Chairs of Board Committees each receive an additional annual retainer as follows: Finance Committee, $5,000; Compensation and Organization Committee and Governance Committee, $7,500; and Audit Committee, $10,000. Non-employee directors also receive a fee of $2,000 for each Board, Board Committee or shareholder meeting attended and for attending any special presentation on non-board meeting days.

Non-employee directors first elected before 1996 may defer payment of their annual fees, not to exceed $30,000 per year, at a rate of interest specified in their deferred compensation agreements. The rate of interest is based upon the number of years until the annual meeting following a director’s 68th birthday and is higher than prevailing market rates. Under a separate deferral plan, all non-employee directors may defer payment of their fees at a rate of return which varies, depending on whether the director defers the fees as retirement compensation or as short-term compensation. At least 50% of retirement compensation, or any greater portion which the director elects, is converted to share units and earns share price appreciation and dividend equivalents. The balance of retirement compensation earns 10-year Treasury note returns plus 300 basis points. Short-term compensation earns 13-week Treasury bill returns. These arrangements provide for accelerated lump sum or installment payments upon termination of service in the context of a change in control of the Company and, with respect to amounts deferred prior to January 1, 2005 under certain of these arrangements, upon a failure by the Company to pay.

Under the Company’s Stock Plans, as approved by the shareholders, each newly-elected non-employee director automatically is granted a stock option for 10,000 shares upon the date of his or her election. So long as each non-employee director continues to serve in that capacity, beginning in the year after the director receives his or her initial grant, he or she is automatically granted an option for a number of shares equal to the quotient resulting from dividing (i) four times the annual retainer for each non-employee director in effect on the granting date, by (ii) the closing price of an Eaton common share on the New York Stock Exchange Composite Transactions on the last business day immediately preceding the granting date. The granting date is the Tuesday immediately before the fourth Wednesday of each January. Options granted to non-employee directors have an exercise price equal to the fair market value of the shares on the date of the grant, vest in six months, and expire ten years after the date of grant.

Upon leaving the Board, non-employee directors who were first elected to the Board prior to 1996 are eligible to receive an annual benefit, as described below. For Board service of at least five years, eligible directors receive an annual benefit equal to the annual retainer in effect at the time the directors leave the Board. The annual benefit is paid for the lesser of ten years or life. The present value of payments under this plan will be paid in a lump sum upon a “proposed change in control” of the Company, unless otherwise determined by a committee of the Board. Directors who are first elected in 1996 or later are not eligible to receive the annual benefit.

Board of Directors Governance Policies — The Board of Directors revised the Board of Directors Governance Policies most recently in October 2005, as recommended by the Governance Committee of the Board. The revised Governance Policies are available on the Company’s website (www.eaton.com) under “Who We Are” and then “Corporate Governance” and are attached as Appendix B to this proxy statement.

Executive Sessions of the Outside Directors — The policy of the Board of Directors is that the outside directors meet in Executive Session at each regular Board meeting, without the Chairman and Chief Executive Officer or other members of management present, to discuss whatever topics they may deem appropriate. The outside directors who chair the Audit Committee, Compensation and Organization Committee, Finance Committee and Governance Committee chair the Executive Sessions on a rotating basis. Shown below are the months when Board meetings are held and the outside director who chairs each Executive Session:

January	—	Chair of the Compensation and Organization Committee
February	—	Chair of the Audit Committee
April	—	Chair of the Governance Committee
July	—	Chair of the Finance Committee
September	—	Chair of the Audit Committee
October	—	Chair of the Compensation and Organization Committee

The policy of the Board of Directors is that at least one such Executive Session is held every year attended only by directors who meet the independence criteria of the Board of Directors and of the New York Stock Exchange. At the present time, all outside directors meet these criteria.

At each meeting of the Audit, Compensation and Organization, Finance and Governance Committees, an Executive Session is held at which only the Committee members (all of whom qualify as independent) are in attendance, without any members of the

Company’s management present, to discuss whatever topics they may deem appropriate.

Security Holder Communications to the Board — The Board of Directors provides the following process for security holders and other interested parties to send communications to the Board or outside directors:

Security holders and other interested parties may send such communications by mail or courier delivery addressed as follows:

Earl R. Franklin
Vice President and Secretary
Eaton Corporation
1111 Superior Avenue
Cleveland, Ohio 44114-2584

In general, the Vice President and Secretary forwards all such communications to the Chair of the Governance Committee. The Governance Committee Chair in turn determines whether the communications should be forwarded to other members of the Board and, if so, forwards them accordingly. However, for communications addressed to a particular member of the Board (e.g., the director who will chair a particular Executive Session), the Chair of a particular Board Committee or the outside directors as a group, the Vice President and Secretary forwards those communications directly to the director or directors in question.

Director Attendance at Annual Meetings — The policy of the Board of Directors is that all directors should attend annual meetings, and all outside directors are compensated for their attendance. At the Company’s 2005 annual meeting, held April 27, 2005, all ten members of the Board were in attendance.

Code of Ethics — The Company has a Code of Ethics that was approved by the Board of Directors. The Company provides training globally for all employees on its Code of Ethics. Eaton requires that all directors, officers and employees of Eaton, its subsidiaries and affiliates abide by the Company’s Code of Ethics, which is available on the Company’s website (www.eaton.com) under “Who We Are” and then “Global Ethics” and is attached as Appendix G to this proxy statement. Printed copies will be provided free of charge upon request. Requests for printed copies should be directed to the Company’s Investor Relations Office, Eaton Corporation, 1111 Superior Avenue, Cleveland, Ohio 44114-2584.

Executive Compensation — The following table summarizes the total compensation of the Chairman and Chief Executive Officer of Eaton and the five other most highly compensated executive officers for fiscal year 2005. The table also summarizes compensation of the named executive officers for fiscal years 2004 and 2003.

SUMMARY COMPENSATION TABLE

					Long-Term Compensation

					Awards		Payouts

						(3)
		Annual Compensation		(1)	(2)	Stock		(4)
				Other Annual	Restricted	Options	Long-Term	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation	Stock	(Shares)	Incentive	Compensation

A. M. Cutler	2005	$1,018,050	$1,670,259	$178,233	$1,036,350	201,000	$6,367,544	$22,259
Chairman, Chief Executive	2004	979,334	2,167,440	122,552	1,593,000	242,000	4,517,381	20,806
Officer and President	2003	950,004	1,504,807	106,726	931,665	242,000	1,826,660	19,266
C. Arnold	2005	$440,330	$457,569	$0	$518,175	34,200	$1,571,685	$11,621
Senior Vice President	2004	431,060	716,958	963	0	44,000	1,309,049	11,128
and President —	2003	411,750	445,372	0	175,125	44,000	602,763	9,303
Fluid Power Group
S. M. Buente	2005	$434,367	$463,410	$0	$518,175	34,200	$1,571,685	$12,945
Senior Vice President	2004	426,540	630,101	213	0	44,000	1,309,049	12,332
and President —	2003	413,362	408,885	273	175,125	44,000	619,212	11,756
Automotive Group
R. W. Carson	2005	$454,440	$486,253	$62,583	$518,175	34,200	$1,571,685	$15,274
Senior Vice President	2004	439,740	696,549	12,124	0	44,000	1,309,049	13,629
and President —	2003	437,588	452,125	4,526	175,125	44,000	822,483	13,681
Electrical Group
R. H. Fearon	2005	$475,070	$534,466	$7,493	$1,112,349	34,200	$1,850,522	$11,987
Executive Vice President —	2004	456,770	761,298	0	295,000	44,000	1,028,563	11,064
Chief Financial and	2003	439,184	476,110	0	175,125	44,000	407,289	12,900
Planning Officer
J. E. Sweetnam	2005	$426,130	$471,646	$111,439	$518,175	34,200	$1,646,528	$12,649
Senior Vice President	2004	406,440	658,619	12,776	0	44,000	1,207,428	87,063
and President —	2003	390,702	404,881	18,567	175,125	44,000	469,350	27,896
Truck Group

(1)	Reported in this column is annual compensation representing (i) amounts reimbursed by the Company for the payment of income taxes on certain personal benefits and other compensation which, in the case of Mr. Sweetnam, includes the reimbursement in 2005 of $55,719 of tax cost related to his prior relocation to his post in Cleveland, Ohio, and (ii) executive perquisites or personal benefits in excess of reporting thresholds received by Messrs. Carson, Cutler and Sweetnam during 2005 of $60,092, $145,833 and $53,721 respectively. Executive perquisites for Messrs. Carson, Cutler and Sweetnam included the following: R. W. Carson, $17,077 for automobile allowance and $27,000 for personal use of Company aircraft; A. M. Cutler, $99,133 for personal use of Company aircraft and J.E. Sweetnam, $16,521 for automobile allowance and $14,300 for personal use of Company aircraft. To enhance his productivity and personal security, the Board of Directors has directed Mr. Cutler to use the Company-owned aircraft for his business and personal travel when feasible. The Board has also directed that the Company would reimburse him for his tax costs related to his use of the aircraft or to any family members traveling with him. At the request of the Company, the spouses of Messrs. Carson and Sweetnam accompanied them on business related trips during 2005. Since their participation in business related events on these trips was viewed as having a business purpose helpful to the Company, under the Company’s aircraft policy, these executives were provided a tax gross up on the imputed income related to these trips. Other than for business related travel and the CEO’s personal use as noted above, the Company’s aircraft policy does not permit any personal use of Company planes without the advance approval of the CEO and such approval is extended only in unusual circumstances.

(2)	The restricted stock awards shown in the table for 2005 vest as follows: A. M. Cutler, 20% after 24 months, an additional 20% after 36 months, an additional 30% after 48 months, and the remaining 30% after 60 months; C. Arnold, S. M. Buente, R. W. Carson, R. H. Fearon and J. E. Sweetnam, 20% after 12 months, an additional 20% after 24 months, an additional 20% after 36 months, and the remaining 40% after 48 months. Dividends are paid to the executives with respect to the unvested restricted shares they hold at the same rate and time as dividends are paid on outstanding Company shares generally. At year-end 2005 the number and value of unvested restricted shares held by each of the named executive officers were as follows: C. Arnold, 13,500, $905,715; S. M. Buente, 13,500, $905,715; R. W. Carson, 13,500, $905,715; A. M. Cutler, 72,520, $4,865,367; R. H. Fearon, 32,100, $2,153,589; and J. E. Sweetnam, 13,500, $905,715. Value is calculated by multiplying the closing price of an Eaton share on that date by the number of restricted shares.

(3)	For a number of years, grant guidelines have been determined by dividing (i) the median long-term incentive compensation values paid by similar companies, as reported in the most recent compensation surveys, by (ii) the product of the average Black-Scholes (or comparable model) percentage ascribed to the Company’s most recent stock option grant by national compensation consulting firms, and the then most recent average Eaton common share price. Prior to the 2005 grant, the Company used a five-year average share price for this calculation. In light of the Company’s share price history, the Committee adopted a three-year average share price beginning with the 2005 grants. This procedure provides a more stable basis for making annual stock option grants with less year-to-year variability in overall grant sizes and share usage.

(4)	All Other Compensation contains several components. The Eaton Savings Plan permits an employee to contribute from 1% to 5% of his or her salary to the matching portion of the plan, subject to limits imposed under the Internal Revenue Code. Eaton makes a matching contribution which equals $1.00 for each dollar contributed by the participating employee with respect to the first 3% of his or her salary contributed to the plan and $.50 for each dollar contributed by the participating employee with respect to the next 2% of his or her salary contributed to the plan. The amounts the Company contributed during 2005 for the named executive officers were as follows: C. Arnold, $8,400; S. M. Buente, $8,400; R. W. Carson, $8,400; A. M. Cutler, $8,400; R. H. Fearon, $8,115; and J. E. Sweetnam, $8,400. The Company maintains plans pursuant to which incentive compensation may be deferred. Earnings on such deferrals, which are above rates established by the Internal Revenue Service, are disclosed in this table. Those earnings during 2005 for each of the named executive officers were as follows: C. Arnold, $0; S. M. Buente, $0; R. W. Carson, $0; A. M. Cutler, $3,430; R. H. Fearon, $0; and J. E. Sweetnam, $0. The Company provides certain executives, including the named executive officers, with the opportunity to acquire individual whole-life insurance. The annual premium paid by the Company during 2005 for each of the named executive officers was as follows: C. Arnold, $3,221; S. M. Buente, $4,545; R. W. Carson, $6,874; A. M. Cutler, $10,429; R. H. Fearon, $3,872; and J. E. Sweetnam, $4,249. Each executive officer is responsible for paying individual income taxes due with respect to the Company’s insurance program.

Aggregated Option Exercises and Fiscal Year-End Values — The following table provides information concerning the exercise of stock options during fiscal year 2005 and the value of unexercised stock options at the end of fiscal year 2005 with respect to the named executive officers.

					Total Value of
			Total Number of		Unexercised,
			Unexercised Options		In-the-Money Options
	Number of		Held at		Held at
	Shares		Fiscal Year End		Fiscal Year End
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

A. M. Cutler	101,618	$3,607,415	1,088,561	721,997	$34,353,526	$12,911,396
C. Arnold	40,200	1,363,061	87,560	78,640	2,244,207	731,953
S. M. Buente	31,612	907,423	138,505	119,938	3,798,883	2,189,582
R. W. Carson	86,320	2,949,346	162,330	78,640	4,602,305	731,953
R. H. Fearon	0	0	87,560	78,640	2,176,367	731,953
J. E. Sweetnam	75,510	2,328,097	44,000	125,108	993,890	1,974,508

Option Grants — The following table provides information concerning grants of stock options made during fiscal year 2005 to each of the named executive officers. For a number of years, the Company has established its annual guidelines for stock option grants by referencing the average percentage Black-Scholes values (or comparable market pricing models) ascribed to the Company’s most recent actual stock option grant by the three separate nationally recognized compensation consulting firms used for annual market analysis and by applying this average percentage to the average price for an Eaton common share over a specified number of years. For 2005, the number of years utilized was three, and for 2003 and 2004, the number of years utilized was five. The resulting dollar value is then divided into the median long-term incentive compensation values as reported in the most recent surveys to establish the recommended median grant sizes for the next stock option grant cycle. This process was established to provide a more stable basis for making annual stock option grants with less year-to-year variability in overall grant sizes and share usage, particularly taking into account the historic variability of the Company’s stock price. No stock appreciation rights were granted during fiscal year 2005.

	Individual Grants

		(1)
		Percent of
		Total
	Number of	Options			Potential Realizable Value at Assumed
	Securities	Granted to			Annual Rates of Stock Price Appreciation
	Underlying	Employees	Exercise		for Option Term
	Options	in Fiscal	or Base	Expiration
Name	Granted	Year	Price	Date	0%	5%	10%

A. M. Cutler	201,000	9.28%	$68.22	2/22/2015	$0	$8,638,699	$21,802,430
C. Arnold	34,200	1.58%	68.22	2/22/2015	0	1,469,868	3,709,667
S. M. Buente	34,200	1.58%	68.22	2/22/2015	0	1,469,868	3,709,667
R. W. Carson	34,200	1.58%	68.22	2/22/2015	0	1,469,868	3,709,667
R. H. Fearon	34,200	1.58%	68.22	2/22/2015	0	1,469,868	3,709,667
J. E. Sweetnam	34,200	1.58%	68.22	2/22/2015	0	1,469,868	3,709,667
All Shareholders(2)						6,399,163,995	16,150,271,035

(1)	Based on a total of 2,166,026 options granted to all employees. Twenty percent (20%) of the options granted to Mr. Cutler in 2005 become exercisable upon each of the first through fifth anniversaries of the date of grant. With respect to options granted in 2005 to all other employees, including those shown in the above table, one-third of the options become exercisable upon each of the first, second and third anniversary of the date of grant.

(2)	At the assumed rate of stock price appreciation of 0%, 5% and 10%, at a base price of $68.22, the value of all 148,891,867 shares outstanding on January 31, 2006, would increase by the amounts shown. There can be no assurance that the market price of Eaton shares will increase in the future.

Long-Term Incentive Plan Awards — The following table provides information regarding long-term incentive plan awards made during fiscal year 2005 to each of the named executive officers.

	(1)	Performance	Estimated Future Payouts Under Non-Stock Price
	Number of	or Other	Based Plans
	Shares,	Period Until
	Units or	Maturation	Threshold	Target	Maximum
Name	Other Rights	or Payout	(Value)	(Value)	(Value)

A. M. Cutler	1,800,000	4 Years	$900,000	$1,800,000	$3,600,000
C. Arnold	500,000	4 Years	250,000	500,000	1,000,000
S. M. Buente	425,000	4 Years	212,500	425,000	850,000
R. W. Carson	500,000	4 Years	250,000	500,000	1,000,000
R. H. Fearon	550,000	4 Years	275,000	550,000	1,100,000
J. E. Sweetnam	425,000	4 Years	212,500	425,000	850,000

(1)	These awards were made during 2005 under the Company’s long-term cash incentive plan. The actual final value of the awards will be determined after the completion of the four-year award period based upon the achievement of corporate performance goals and a personal performance rating. The values shown in the table assume personal performance ratings of 100%. For the past several years, the actual ratings have slightly exceeded 100%. The corporate goals relate to cash flow return on gross capital and growth in earnings per Company common share. Payouts are made in cash, unless the executive has elected to defer receipt of the payment under the Company’s long-term deferral plan.

Stock Ownership Guidelines — The Company maintains stock ownership guidelines for senior executives for the purpose of aligning their motivations with the interests of the Company’s owners and assuring that the individuals principally responsible for the Company’s stewardship and growth have a significant personal stake in its progress.

The guidelines call for executives to reach the following levels of Eaton stock ownership over a five-year period:

Chief Executive Officer	3-5 times base salary
Other officers	2-4 times base salary
General managers and key staff managers	1 times base salary

For purposes of achieving these guideline levels, the following shares are included: Eaton shares owned outright by the executive, Eaton share units credited to the executive’s Eaton Savings Plan account, and Eaton share units credited to the executive’s deferred compensation accounts. All of the officers named in the Summary Compensation Table on pages 15-16 are in compliance with these stock ownership guidelines.

Compensation and Organization Committee Report — The Compensation and Organization Committee determines the compensation for the Company’s elected officers and oversees the administration of the Company’s executive compensation programs. The Committee consists of five independent non-employee directors and is advised by independent compensation consultants retained and directed by the Committee. For more information about the Committee’s charter and key responsibilities, visit the corporate governance section of the Eaton website at www.eaton.com or see the Committee’s Charter attached as Appendix E to this Proxy Statement.

Executive Compensation Philosophy

Under the Committee’s executive compensation philosophy, which was reviewed and updated during 2005, Eaton Corporation’s executive compensation programs are designed to support the Company’s goals of attracting, motivating, rewarding and retaining highly qualified executives, and fairly reflect, in the judgment of the Committee, performance, accomplishments and responsibilities of the executives.

•	Pay for Performance — The Committee believes that executive compensation must, to a large extent, be at risk, depending on achieving rigorous Company, business unit and individual performance objectives designed to enhance shareholder value. Actual incentive payouts will be larger if the Company achieves superior performance and smaller if the Company does not achieve target performance.

•	Market Competitiveness — The Committee targets total compensation, including base salaries, annual incentive targets, long-term incentive targets, and stock options, to be within the median range of compensation paid by comparably-sized industrial companies that are included in the survey databases of multiple separate, nationally-recognized compensation consulting firms.

•	Internal Pay Equity — In the process of reviewing each component separately, and in the aggregate, the Committee reviews the internal pay equity within the Company in order to provide that, in the judgment of the Committee, executive compensation fairly reflects accomplishments and responsibilities within the Company. The relative difference between CEO compensation and the compensation of the Company’s other executives has not increased significantly over the years. The Committee has confirmed that this compensation relationship continues to be well within normal competitive practice for industrial companies of similar size.

The Company’s executive compensation policies are consistent with this philosophy and are validated by periodic comprehensive studies conducted with the assistance of nationally recognized consulting firms retained by the Committee.

Components of Executive Compensation

The components of executive compensation are as follows:

•	Salary — Salary is paid to compensate for meeting basic job responsibilities throughout the year.

•	Short-Term Incentives — Annual bonuses are based on the level of achievement of pre-established, Committee approved, stretch financial goals and a discretionary assessment by the Committee of the Company’s performance on other financial and non-financial performance metrics and each executive’s personal performance and contributions.

•	Stock Options — Stock options align the interests of the Company’s officers with those of its shareholders by having a significant component of their compensation tied directly to changes in shareholder value. Stock options also encourage retention because they vest over a period of years.

•	Long-Term Incentive Plan — Grants under this cash-based plan are made annually and cover four-year performance periods. Final awards are based on the Company’s success in achieving Committee approved, pre-established, aggressive financial goals and a discretionary assessment by the Committee of each participant’s individual performance.

•	Restricted Stock — In limited circumstances, the Company grants restricted stock to selected officers or executives. Such grants are typically made for retention purposes and generally vest over four years.

•	Benefits — The Company’s officers are covered by the same basic benefit programs that are provided to other salaried employees. The Company also maintains nonqualified supplemental retirement plans that are intended to provide (a) non-tax qualified restoration benefits to employees who are deemed by the IRS to be “highly compensated” to the extent amounts earned by such employees are in excess of the limitations set by the IRS for tax qualified plan status and (b) retirement income amounts for certain executives who are hired in mid-career and who therefore do not have the opportunity to accumulate significant credited service with Eaton. The Company does not currently provide a non-qualified plan to allow executives to defer base salary amounts in excess of the IRS limits that impact its qualified defined contribution plan but does provide opportunities to defer receipt of awards under its annual and long-term cash incentive plans.

Factors Considered in Making Compensation Decisions in 2005

The Committee reviews the performance of the officers individually and approves their compensation. The Committee also regularly evaluates the effectiveness of the various elements of the compensation programs for all of the Company’s executives.

Salary — In setting officer salaries, the Committee uses input from outside survey sources along with management recommendations for individual adjustments. In judging performance, the Committee typically considers such factors as performance against plans, initiative and leadership, time in position, experience, knowledge and level of competitive compensation in the marketplace. Consistently effective individual performance is a threshold requirement for any salary increase. As has been the practice in recent years, in 2005, Mr. Cutler requested salary increases for selected officers based on the foregoing. Following a review and discussion, the Committee approved base salary adjustments for officers as proposed by the Chairman.

Short-Term Incentives — Annual bonus payouts for 2005 for officers were based on individual target opportunities expressed as a percentage of the participant’s base salary, the level of achievement of pre-established financial goals, and individual performance ratings that reflected a discretionary assessment by the Committee of each officer’s contributions during the year. In 2005, the goals were based on the Company’s earnings per share (“EPS”) and cash flow return on gross capital employed in the business (“CFR”), weighted equally, in addition to individual and business unit performance. The Committee believes that consistent high performance in EPS and CFR provides a good statistical correlation with sustained high stock market valuation. No incentive payments are made unless the Company achieves the predetermined minimum levels of CFR. If the Company achieves the predetermined minimum levels of CFR, but does not achieve the predetermined minimum levels of EPS, payments would be limited to the minimum level. In setting demanding annual EPS and CFR goals under this plan, the Committee reviews market analyses, the Company’s profit plan that has been approved by the full Board, external research reports and comparative analyses of a select group of diversified industrial companies. The Committee, in its sole discretion, may increase or decrease the total amount available for payment under the plan by up to 20%, based upon its assessment of the Company’s performance against other financial and non-financial metrics and it retains the right to pay up to 20% of the target incentive fund to recognize contributions to the Company in a year when awards would not otherwise be payable. The Committee did not exercise this discretion for the 2005 plan year.

Final awards are also based on individual performance ratings. Individual performance ratings take into account factors such as unanticipated challenges and opportunities, actual performance against profit plan, personal objectives and general economic conditions. Individual ratings may result in payments ranging from zero to 150% of the amount otherwise payable to any given participant, except that the total aggregate awards payable to all eligible incentive plan participants cannot exceed 100% of the CFR and EPS performance adjusted incentive fund. For 2005, as a result of actual CFR and EPS as compared to the pre-established targeted goals for such measures, the performance-adjusted incentive fund equaled 135% of the base-line target for such fund. Under the plan terms, any award to an “employee director” (limited to the Chairman and Chief Executive Officer) is not included within the incentive fund for purposes of this “zero sum” calculation.

Executives may defer payment of their bonuses. Amounts deferred until retirement earn the greater of Eaton share price appreciation and dividend equivalents or 13-week Treasury bill returns. Amounts deferred for shorter periods earn Treasury bill returns.

In 2005, the executive officers named in the Compensation Table on pages 15-16 earned average bonus awards at approximately 147% of their respective target incentives as a result of the product of 135% (the 2005 EPS and CFR performance adjusted incentive fund amount) and the average of their individual performance ratings.

Stock Options — In 2005, the Committee continued its long-standing practice of providing long-term incentive compensation grants to executives in two components: approximately 50% in stock options and 50% in a four-year performance-based cash incentive compensation plan. For a number of years and again in 2005, the Company established its annual guidelines for stock option grants by referencing the average percentage Black-Scholes values (or comparable market pricing models) ascribed to the Company’s most recent actual stock option grant used in the surveys described earlier, and applying this average percentage to the then most recent average price for an Eaton common share. The resulting dollar value is then divided into the median long-term incentive compensation values, as determined by the surveys, to establish the Company’s recommended median grant sizes. Prior to the 2005 grant, the Company used a five-year average share price for this calculation. In light of the Company’s share price improvement over the last several years, the Committee approved a change to the process by adopting a three-year average share price beginning with the 2005 grants. Using an average price over a period of years provides a more stable basis for making annual stock option grants with less year-to-year variability in overall grant sizes and share usage, particularly taking into account the historic variability of the Company’s stock price. In 2005, the Committee approved stock option grants to the officers that resulted from this process.

Long-Term Cash Performance Plan — Awards under this plan are based on the Company’s success in achieving aggressive growth in EPS and CFR goals over a four-year period, and include a discretionary assessment of each participant’s individual performance. Performance goals are established by the Committee at the beginning of each four-year award period based on a review with management of the Company’s past performance in comparison to that reported for the top quartile of its diversified industrial peer group, and a review of the Company’s strategic objectives and annual business plans. Beginning with grants for the 2005-2008 award period, the Committee approved a plan amendment under which a cash incentive target payment is established by the Committee for each participating officer, and any final awards will be paid in cash. Incentive target payments for prior open award periods under the Plan are expressed as contingent share units, although any final awards are paid in cash.

Executive officers may defer payment of their awards. At least 50% of any deferrals that will be paid after retirement are converted to share units and earn Eaton share price appreciation and dividend equivalents. The balance earns 10-year Treasury note returns plus 300 basis points. Short-term deferrals earn 13-week Treasury bill returns.

In 2005, target incentive grants to officers for the 2005-2008 performance cycle were based on median market data as described above. The executive officers named in the compensation table on pages 15-16 earned maximum payouts from the four-year award period ending in 2005 based on achievement of above maximum levels of EPS growth and CFR. Aggregate awards were capped at 200%, and adjusted to reflect individual performance.

Restricted Stock — In limited circumstances, the Company grants restricted stock to elected officers or other executives. Such grants are typically made for retention purposes and, in years that such grants are made to an executive, would result in total compensation that would be above median when added to the executive’s other compensation. Restricted stock generally vests over four or five years. Under the 2002 Stock Plan, no more than 10% of the shares authorized for delivery may be granted as restricted shares, stock appreciation rights or share awards (other than stock options). In addition, no more than 5% of the total number of shares authorized for delivery under the 2002 Stock Plan may be granted as restricted shares, performance shares, stock appreciation rights or other share-based awards (other than stock options) that vest within less than one year after the date of grant. With respect to such awards in excess of 5% of the total number of authorized shares in the 2002 Stock Plan, the vesting period must exceed one year, with no more than one-third of those shares vesting at the end of the twelve-month periods following the date of grant. While the 10% limit noted above was appropriate for the 2002 Stock Plan, as approved by the shareholders at the 2002 Annual Meeting, circumstances had changed by the time of the 2004 Annual Meeting, when the shareholders, at the recommendation of the Board of Directors, approved the 2004 Stock Plan. Instead of a 10% limit, the shareholder approved 2004 Stock Plan contains a 40% limit on the total number of shares authorized by the Plan that can be used for grants of restricted shares, performance shares, stock appreciation rights or other forms of equity grants (other than stock options). The Committee supported the use of more shares for these other forms of equity grants, because their use was in line with the long-term incentive strategy that the Committee had adopted. This long-term strategy, first developed in 2003 with the assistance of a special Committee-retained consultant, was reconfirmed as a result of reviews in both 2004 and 2005 based upon updated market analysis conducted by the same consultant. Under the strategy, the Committee will continue to drive executive performance, while being sensitive to executive retention risks, by using a balanced portfolio of long-term incentive compensation components. In 2005, restricted stock was granted to the CEO, the Company’s Group Presidents and the Chief Financial Officer. Consistent with its philosophy, the Committee made grants to these key officers at share levels that, in its judgment, would help to ensure that the Company has a significant employment retention element in place with each of them.

Stock Ownership Guidelines — Depending on their level in the organization, all officers and key executives of the Company are expected to hold a multiple of their base salaries in Company shares. These ownership guidelines range from a multiple of one times base salary in the case of the Company’s General Managers and key non-officer staff executives to five times base salary for the CEO. The Committee annually reviews progress of individual elected officers toward these ownership goals and the CEO annually reviews the progress of other non-officer Company executives. The CEO and other executive officers named in the compensation table on pages 15-16 own Company shares that are well in excess of their individual ownership guidelines.

Trends — The Committee continued to monitor the competitive environment in executive compensation, with a particular emphasis on long-term incentive practices. These practices are expected to continue to evolve as a result of a number of factors, including the mandated expensing of stock options. During 2005 the Committee also reviewed marketplace practices in the area of executive severance including a review of the total compensation and benefits that would be payable to the CEO and other key officers under the Company’s typical practices in the event of a separation from employment including one that followed a change in control. As a result of this review, the Committee concluded that the Company’s typical severance practices were fair, reasonable and in line with competitive practice. The Committee also reconfirmed the Company’s long-standing practice of not entering into employment contracts (other than the change of control agreements) with its officers and executives. In addition to conducting its annual review and update of its charter, in 2005 the Committee reviewed and suggested changes to the Board of Directors performance self-appraisal process, including appraisal criteria that capture the Committee’s unique roles and responsibilities.

Chief Executive Officer Compensation in 2005

As part of its regular annual total compensation review, the Committee reviewed all components of the CEO’s compensation, including salary, bonus, equity and long-term incentive compensation. Based on this review, and the additional severance study noted above, the Committee concluded that the CEO’s total compensation (and, in the case of the severance and change-in-control scenarios, the potential payouts) in the aggregate to be reasonable and not excessive.

The pie chart to the right illustrates that, including his base salary, annualized incentive opportunities at target, stock option grant and retention-based restricted share grant, 87% of Mr. Cutler’s total compensation package (excluding benefits and perquisites) is at risk, i.e., either based on incentives or at a risk of forfeiture if he were to leave the Company, and 35% is based on the achievement of pre-established financial goals. Of the total compensation opportunities, including the restricted shares provided to Mr. Cutler in 2005, 75% is based on long-term service and/or performance. The mix of compensation elements is 47% cash-based and 53% equity-based. The pie chart shows his 2005 bonus and long-term performance plan target opportunities, the value of his stock option grant in 2005 (as calculated under the provisions of FAS 123(r)) and the market value of his restricted stock on the date of grant.

The 2005 compensation for Mr. Cutler was earned pursuant to the procedures and factors described in the previous sections. Prior to taking any annual compensation actions with respect to Mr. Cutler, each year the Committee conducts a comprehensive CEO performance evaluation. This overall performance evaluation is a primary component used by the Committee when reviewing and approving any incentive awards and when developing and approving annual compensation adjustments, awards and grants for the CEO. This process is supported by an independent outside consultant who is chosen by the Committee and who, independent of management, collects and compiles input from each non-employee Director. After reviewing a comprehensive annual goal report and self-evaluation provided by Mr. Cutler, each Director provides his or her independent rating recommendations, comments and performance improvement suggestions in performance areas including: Company operations and financial results, long-term strategy development and progress, success in building organizational depth, capability and diversity, personal leadership style, community and industry involvement, Board support and the development and execution of corporate governance practices. The Directors’ inputs on these performance areas, along with any narrative commentary, are compiled anonymously by the independent outside consultant who prepares a draft consensus evaluation for final review and approval by the Committee. This final evaluation is also reviewed in an executive session of the Board of Directors and shared with Mr. Cutler prior to a formal performance evaluation discussion with the Chair of the Committee.

Mr. Cutler’s base salary was increased by 4% in 2005 to reflect his consistent effective performance as Chairman and CEO. After this 2005 adjustment, Mr. Cutler’s base salary is positioned just above the median salary level as reported in surveys of comparably-sized industrial companies.

Mr. Cutler’s short-term incentive target opportunity of 105% of salary approved by the Committee for 2005 positioned him at approximately the market median. Mr. Cutler’s 2005 short-term incentive payout was based on the Company’s EPS and CFR results compared to the targets set by the Committee for 2005, along with the Committee’s evaluation of

Mr. Cutler’s individual performance. In establishing Mr. Cutler’s individual performance rating, the Committee took into account:

•	Mr. Cutler’s continued leadership in expanding and driving important initiatives such as the use of the Eaton Business System, successful mergers, acquisitions and acquisition integrations, development of an outstanding leadership team, the Company’s diversity profile, and the annual global employee engagement survey process that has firmly established Eaton as a “industry benchmark company” for such surveys;

•	exceeding 2005 profit plan sales, CFR and EPS goals and strengthening the balance sheet despite the impact of significant increases in commodity prices that impacted operations;

•	continuing to expand the Company’s initiatives in moving toward a lower capital intensity business model; and

•	effectively driving and communicating the Company’s vision and commitment to be a sustained top quartile performer within its diversified industrial peer group.

For 2005 Mr. Cutler earned 155% of his target annual bonus opportunity, which is based on the product of 135% (the 2005 EPS and CFR performance adjusted incentive fund amount), and an individual performance multiplier of 115% resulting from his strong individual rating for 2005. This percentage, when applied to his 2005 approved incentive target opportunity of 105%, resulted in a bonus payout of 163% of his base salary.

In 2005, the Committee approved the CEO’s target long-term performance opportunity of 177% of salary for the 2005 to 2008 performance period which, together with his Committee-approved stock option grant, positioned the value of Mr. Cutler’s total long-term incentive compensation elements just above the market median.

At year-end 2005, Mr. Cutler earned a payout from the long-term performance plan for the performance period ending in 2005 based on the Company’s CFR and cumulative EPS performance as described above and Mr. Cutler’s individual performance over that period. As a result, Mr. Cutler earned 225% of his target opportunity based on actual CFR and EPS growth over the 2002 to 2005 period which exceeded the maximum pre-established EPS growth and CFR goals for the period. His final award for this period also reflected an individual performance rating of 110% since the Committee believes this rating appropriately reflected Mr. Cutler’s strong sustained individual performance and contributions over this performance period.

Mr. Cutler received a restricted stock grant worth $1,036,350 to provide an additional level of retention. The award, which is approximately equal to his annual base salary, vests over a five year period with none of the shares vesting after one year, 20% of the shares vesting after, respectively, two and three years of continued Company service and 30% of the shares vesting after, respectively, four and five years of service.

The total of Mr. Cutler’s 2005 base salary, annual incentive target opportunity, long-term incentive target opportunity, and stock option grant was set just above the median of the market for industrial companies of a similar size.

$1 Million Tax Deduction Limit

Any non-deferred annual compensation of more than $1 million for the Chief Executive Officer and each of the five other most highly-compensated officers is not tax deductible unless paid pursuant to formula-driven, performance-based arrangements that preclude Committee discretion to adjust compensation after the beginning of the period in which the compensation is earned. The Committee attempts to preserve deductibility by encouraging deferrals of otherwise nondeductible payments.

Respectfully submitted to the Company’s shareholders by the Compensation and Organization Committee of the Board of Directors.

Michael J. Critelli, Chair

Ernie Green
Ned C. Lautenbach
Deborah L. McCoy
Gregory R. Page

Company Stock Performance — The following graph compares the cumulative total shareholder return for the five years ended December 31, 2005 for Eaton common shares, the S&P 1500 Industrial Machinery, and the S&P 500. These figures assume all dividends are reinvested when received, and are based on $100 invested in Eaton common shares on December 31, 2000.

	Eaton	S&P 500	S&P 1500 Ind Mach

2000	100.00	100.00	100.00
2001	116.81	88.12	108.03
2002	125.59	68.66	100.72
2003	177.46	88.34	137.90
2004	242.08	97.94	163.22
2005	228.83	102.75	162.64

Retirement Plans — Effective January 1, 2003, employees who were then earning benefits under the “Average Final Annual Compensation” (AFAC) benefit formula under the Company’s retirement plan were given the option to either: (a) continue earning benefits under the AFAC benefit formula; or (b) commence earning benefits under the Eaton Personal Pension Account (EPPA) formula. Salaried employees hired on or after January 1, 2002 automatically earn benefits under the EPPA formula upon becoming eligible for participation in the retirement plan.

Average Final Annual Compensation Formula — The following table shows the annual normal retirement benefits payable to officers and other employees of the Company under the AFAC benefit formula upon retirement at age 65 at the compensation and years specified. The table assumes retirement under the standard post-retirement single life annuity option. Under the standard post-retirement surviving spouse option, the participant receives a reduced pension, and a pension equal to 50% of the reduced pension is payable to his or her surviving spouse. The benefit for an employee electing that option whose spouse is three years younger would be approximately 11% less than the amounts shown in the table.

	Pursuant to Standard Single Life Annuity Option for Years of Credited Service Indicated
Average Final Annual
Compensation	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years

500,000	112,500	150,000	187,500	225,000	262,500	300,000
600,000	135,000	180,000	225,000	270,000	315,000	360,000
700,000	157,500	210,000	262,500	315,000	367,500	420,000
800,000	180,000	240,000	300,000	360,000	420,000	480,000
900,000	202,500	270,000	337,500	405,000	472,500	540,000
1,000,000	225,000	300,000	375,000	450,000	525,000	600,000
1,100,000	247,500	330,000	412,500	495,000	577,500	660,000
1,200,000	270,000	360,000	450,000	540,000	630,000	720,000
1,300,000	292,500	390,000	487,500	585,000	682,500	780,000
1,400,000	315,000	420,000	525,000	630,000	735,000	840,000
1,500,000	337,500	450,000	562,500	675,000	787,500	900,000
1,600,000	360,000	480,000	600,000	720,000	840,000	960,000
1,700,000	382,500	510,000	637,500	765,000	892,500	1,020,000
1,800,000	405,000	540,000	675,000	810,000	945,000	1,080,000
1,900,000	427,500	570,000	712,500	855,000	997,500	1,140,000
2,000,000	450,000	600,000	750,000	900,000	1,050,000	1,200,000
2,100,000	472,500	630,000	787,500	945,000	1,102,500	1,260,000
2,200,000	495,000	660,000	825,000	990,000	1,155,000	1,320,000
2,300,000	517,500	690,000	862,500	1,035,000	1,207,500	1,380,000
2,400,000	540,000	720,000	900,000	1,080,000	1,260,000	1,440,000
2,500,000	562,500	750,000	937,500	1,125,000	1,312,500	1,500,000
2,600,000	585,000	780,000	975,000	1,170,000	1,365,000	1,560,000
2,700,000	607,500	810,000	1,012,500	1,215,000	1,417,500	1,620,000

The information contained in the preceding table is based on the assumption that the AFAC formula in the retirement plan will be continued in its present form.

Under the AFAC benefit formula, annual normal retirement benefits are computed at the rate of 1% of average final annual compensation up to the applicable Social Security integration level ($43,992 for 2005 retirements) plus 1 1/2% of average final annual compensation in excess of the Social Security integration level, multiplied by the employee’s years of credited service.

An employee’s average final annual compensation is the average annual amount of his or her total compensation (consisting of salary plus bonus as so identified in the Summary Compensation Table on pages 15-16) for service during the five consecutive years within the last ten years of employment for which the employee’s total compensation was greatest. Years of credited service means the number of years of employment between age 21 and retirement, with a maximum of 44 years. As of January 31, 2006, the number of years of credited service for the following individuals, who are named in the Summary Compensation Table on pages 15-16 and who — effective January 1, 2003 — elected to continue to earn benefits under the AFAC benefit formula, was as follows: A. M. Cutler, 30.4; C. Arnold, 5.3; S. M. Buente, 29.2; R. W. Carson, 7.0; and J. E. Sweetnam, 8.2.

Eaton Personal Pension Account Formula — Under this benefit formula, a participant’s single sum retirement benefit is accumulated throughout his or her career with the Company. This single sum amount is represented as a nominal account balance that is regularly credited with a percentage of his or her total compensation (consisting of salary plus bonus as so identified in the Summary Compensation Table on pages 15-16) plus interest at a specified rate. The percentage of total compensation credited to the participant’s nominal account balance varies over his or her career based on the sum of the participant’s age and service with the Company. For the period when that sum is less than 50, 5.0% of compensation is credited. For the period when the sum is between 50 and 59 (inclusive), 6.0% is credited. When the sum is between 60 and 69 (inclusive), 7.0% of compensation is credited. When the sum is 70 or greater, 8.0% of compensation in credited. Upon termination of employment, the nominal account balance is available as a single sum or may be converted to one of several annuity forms. As with the AFAC benefit formula, under the standard post-retirement surviving spouse option, a participant receives a reduced pension, and a pension equal to 50% of the reduced pension is payable to his or her surviving spouse. For example, the benefit for an employee electing that option whose spouse is three years younger would be approximately 11% less than the amount of the participant’s annual benefit. This information assumes that the EPPA formula in the retirement plan will be continued in its present form.

Having been hired in 2002, R. H. Fearon automatically began earning pension benefits under the EPPA benefit formula. The estimated annual benefit payable to Mr. Fearon at normal retirement age under the EPPA benefit formula is $206,433. The assumed interest rate credited to his account, as well as the annuity conversion rate, is 6%. The calculation uses 4% as the rate for annual increases in compensation. As of January 31, 2006, the number of years of service for Mr. Fearon was 3.8 years.

Other Retirement and Compensation Arrangements — Certain provisions of the Internal Revenue Code, as amended, limit the annual benefits that may be paid from a tax-qualified retirement plan. As permitted under the Code, the Board of Directors has authorized the payment from Eaton’s general funds of any benefits calculated under the provisions of the applicable retirement plan which may exceed those limits. The present value of these benefits accrued prior to January 1, 2006 will be paid in a single installment upon a proposed change in control of the Company unless otherwise determined by the Board of Directors.

The Board of Directors has adopted plans which provide supplemental annual retirement income to certain executives who do not have the opportunity to accumulate significant credited service with Eaton, provided that they either retire at age 55 or older and have at least ten years of service with Eaton or retire at age 65 or older regardless of the years of service. The amount of the annual supplement is generally equal to the amount by which a percentage (described below) of the executive’s average final annual compensation exceeds his or her earned retirement income (which includes amounts receivable pursuant to the retirement plans described above). The percentage of average final annual compensation used for this purpose depends upon an executive’s age and years of service at retirement. The percentage ranges from 25% (for retirements at age 55 with less than 15 years of service) to 50% (for retirements at age 62 or older with 15 years or more of service). Benefits under the plans generally are paid in one of the forms available under the Company’s qualified pension plans as elected by the participant, except that the present value of the benefit will be paid in a single installment upon a change of control of the Company. Currently, it is expected that fifteen officers would receive a benefit under the plans, including C. Arnold, R. W. Carson,

R. H. Fearon and J. E. Sweetnam, who are named in the Summary Compensation Table on pages 15-16. The estimated annual benefits payable under the plans are $200,568 to Mr. Arnold, $270,321 to Mr. Carson, $491,260 to Mr. Fearon and $215,895 to Mr. Sweetnam, based on the assumptions that they retire at age 65 and that their base salary plus target bonus increase at 4% per annum.

The Company has entered into agreements with its officers, including those named in the Summary Compensation Table on pages 15-16, which provide for payments and benefits in the event of a termination of employment in the context of a change of control of the Company. The purpose of these agreements is to assure continued dedication, and to diminish the inevitable distraction caused by personal uncertainties and risks, in the event of a corporate change of control.

The agreements provide that each officer, for three years following a change of control, will have duties, salary, bonus, fringe benefits and opportunities for savings, incentive earnings and retirement compensation no less favorable than was previously the case. If the Company were to terminate an officer’s employment during this three-year period for reasons other than cause or disability, or if the officer were to terminate employment because of changed circumstances, then the officer would be entitled to receive certain amounts and benefits under these agreements. These amounts and benefits would include (i) long-term incentive compensation reflective of the portion of the award periods completed prior to termination, (ii) salary and bonus multiplied by three (or any lesser number of years and portions thereof until age 65), and (iii) continuation of medical, life insurance and other welfare benefits for two years (or any lesser number of years and portions thereof until age 65), subject to reduction for comparable benefits received in any subsequent employment. The officer would be entitled to receive an additional payment, net of taxes, to compensate for the excise tax imposed on these and other payments if they are determined to be “excess parachute payments” under the Internal Revenue Code.

The agreements provide that, upon the occurrence of a proposed change of control, the Company would deposit in trust a cash amount sufficient to provide the benefits and payments to which the officers would be entitled under the agreements upon a change of control and termination of employment. The agreements also provide that the Company would reimburse the officers for any costs incurred to enforce the agreements.

Certain grantor trusts established by the Company hold approximately $3.2 million of marketable securities and 784,715 Company shares, in order to provide for a portion of the Company’s deferred compensation obligations. The trust assets, which are subject to the claims of the Company’s creditors, will be used to pay those obligations in proportion to trust funding. The trusts provide for full funding upon a change in control of the Company and for accelerated lump sum or installment payments upon a failure by the Company to pay amounts due under the plans or upon a termination of employment in the context of a change in control.

2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee of the Board of Directors has appointed the accounting firm of Ernst & Young LLP as Eaton’s independent auditor to conduct the annual audit of Eaton’s books and records for 2006. The submittal of this matter to the shareholders at the annual meeting is not required by law or by Eaton’s Amended Regulations. This matter is nevertheless being submitted to the shareholders to ascertain their views. If this proposal is not approved at the annual meeting by the affirmative vote of holders of a majority of the outstanding shares, the Audit Committee intends to reconsider its appointment of Ernst & Young LLP as independent auditor.

A representative of Ernst & Young LLP will be present at the annual meeting to answer any questions concerning the independent auditor’s areas of responsibility, and will have an opportunity to make a statement if he or she desires to do so.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP.

3. OTHER BUSINESS

Management does not know of any other matters requiring shareholder action that may come before the meeting; but, if any are properly presented, the individuals named in the enclosed form of proxy will vote on those matters according to their best judgment.

Share Ownership Tables — Set forth below is certain information concerning persons who are known by Eaton to have reported owning beneficially more than 5% of the Company’s common shares as of the most recent practicable date.

	Number of
Name and Address of	Common		Percent
Beneficial Owner	Shares		of Class

Oppenheimer Capital LLC	8,824,520	(1)(2)	6%
1345 Avenue of the Americas 49th Floor New York, NY 10105

PEA Capital LLC	8,824,520	(1)(3)	6%
1345 Avenue of the Americas 49th Floor New York, NY 10105

(1)	Oppenheimer Capital LLC and PEA Capital LLC beneficially own 8,824,520 Eaton shares in the aggregate. Due to the close relationship between the two firms, the ownership of these Eaton shares is reported separately by each firm. The two firms are investment advisors under common control, maintain the same principal place of business and have some common officers and investment management personnel.

(2)	Oppenheimer Capital LLC has filed with the Securities and Exchange Commission a Schedule 13G dated February 10, 2006 which reports the beneficial ownership of 8,824,520 common shares. As reported in Schedule 13G, Oppenheimer Capital LLC and such affiliated entities and individuals have sole voting and sole dispositive power with respect to 8,784,335 shares, and have shared voting and shared dispositive power (with PEA Capital LLC) with respect to 40,185 shares.

(3)	PEA Capital LLC has filed with the Securities and Exchange Commission a Schedule 13G dated February 10, 2006 which reports the beneficial ownership of 8,824,520 common shares. As reported in Schedule 13G, PEA Capital LLC and such affiliated entities and individuals have sole voting and sole dispositive power with respect to 40,185 shares, and have shared voting and shared dispositive power (with Oppenheimer Capital LLC) with respect to 8,784,335 shares.

The following table shows the beneficial ownership, reported to the Company as of January 31, 2006, of Company common shares by each director, each executive officer named in the Summary Compensation Table on pages 15-16 and all directors and executive officers as a group, and also sets forth the number of share units held under various deferred compensation plans. Christopher M. Connor, who was nominated on January 25, 2006 to stand for election to the Board, owns 500 common shares.

Name of	Number of		Percent		Total Number of
Beneficial	Common Shares		of	Deferred	Common Shares and
Owner	Owned(1, 2)		Class(3)	Share Units(4)	Deferred Share Units

C. Arnold	177,968	(5)		33,931	211,899

S. M. Buente	228,979	(5)		39,721	268,700

R. W. Carson	224,902	(5)		57,492	282,394

M. J. Critelli	44,488			—	44,488

A. M. Cutler	1,451,754	(5,6)		337,738	1,789,492

R. H. Fearon	161,828			33,114	194,942

E. Green	52,082			6,162	58,244

N. C. Lautenbach	50,604			17,035	67,639

D. L. McCoy	38,538			11,960	50,498

J. R. Miller	46,140			—	46,140

G. R. Page	18,570			1,570	20,140

K. M. Patel	19,070			1,629	20,699

V. A. Pelson	41,140			11,150	52,290

J. E. Sweetnam	120,402	(5)		10,685	131,087

G. L. Tooker	42,992	(6)		6,939	49,931

All Directors and Executive Officers as a Group	3,427,497		2.3%	713,080	4,140,577

(1)	Each person has sole voting and investment power with respect to the shares listed, unless otherwise indicated.

(2)	Includes shares which the person has the right to acquire within 60 days after January 31, 2006 upon the exercise of outstanding stock options as follows: C. Arnold, 128,326; S. M. Buente, 179,271; R. W. Carson, 203,096; A. M. Cutler,1,259,441; R. H. Fearon, 128,326; J. E. Sweetnam, 84,766; and all directors and executive officers as a group, 2,880,200 shares.

(3)	Each of the individuals listed holds less than 1% of the Company’s outstanding common shares.

(4)	For a description of these units, see pages 12-13 (under “Compensation of Directors”) and page 21 (under “Long-Term Cash Performance Plan” within the Compensation and Organization Committee report).

(5)	Includes shares held under the Eaton Savings Plan as of January 31, 2006.

(6)	Includes shares held jointly or in other capacities, such as by trust.

Employee benefit plans of the Company and its subsidiaries on January 31, 2006 held 10,195,514 common shares for the benefit of participating employees, or approximately 6.8% of common shares outstanding.

Section 16(a) Beneficial Ownership Reporting Compliance — Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and officers to file reports of holdings and transactions in the Company’s equity securities with the Securities and Exchange Commission. The Company assists its directors and officers by completing and filing these reports electronically on their behalf. The Company believes that its directors and officers timely complied with all such filing requirements with respect to 2005, except that, due to administrative errors by the Company’s staff, Form 4 reports were filed late for the following transactions involving Company officers: (A) Company grants of phantom share units under a deferred compensation plan to Kristen M. Bihary, Susan J. Cook, Alexander M. Cutler, Richard H. Fearon, Earl R. Franklin, James W. McGill, Billie K. Rawot and Robert L. Sell; (B) the exercise of an employee stock option by Robert E. Parmenter and his open-market sale of the shares acquired; and (C) Company grants of restricted shares and employee stock options to Yannis P. Tsavalas.

Future Shareholder Proposals — Shareholders who wish to submit proposals for inclusion in the proxy statement and for consideration at the annual meeting must do so on a timely basis. In order to be included in the proxy statement for the 2007 annual meeting, proposals must relate to proper subjects and must be received by the Corporate Secretary, Eaton Corporation, 1111 Superior Avenue, Cleveland, Ohio 44114-2584, by November 17, 2006.

By order of the Board of Directors

/s/ EARL R. FRANKLIN

Earl R. Franklin

Vice President and
Secretary

March 17, 2006

APPENDIX A

CHARTER OF GOVERNANCE COMMITTEE

The Governance Committee shall be comprised of at least three Directors, all of whom meet the independence requirements of the New York Stock Exchange and the Board of Directors. The Committee members shall be appointed by the Board upon the recommendation of the Governance Committee or a majority of the independent members of the Board. Committee members may be removed by the Board at any time upon the recommendation of the Governance Committee or a majority of the independent members of the Board.

The Governance Committee shall have the following responsibilities:

1. Recommend to the Board improvements in the Company’s processes of corporate governance, including proposed changes in the Board Governance Policies.

2. Advise the Board on changes in the size and composition of the Board.

3. Make recommendations to the Board regarding the structure and responsibilities of Board Committees, recommend one year in advance a member of each standing Board Committee to be appointed Chair of the Committee, and annually submit to the Board candidates to be appointed members and Chair of each standing Committee.

4. In consultation with the Chairman and Chief Executive Officer, identify and recommend to the Board candidates for Board membership, based on the criteria for Board membership listed in the Board Governance Policies and such other criteria as the Committee may deem appropriate.

5. Recommend to the Board individuals to be nominated for election or re-election to the Board, taking into account input from all Directors. For re-election of Directors, the input shall include a self-evaluation by each such Director and input from the Chair of each Board Committee on which the Director serves.

6. Oversee the orientation of new Directors and regularly review the continuing education needs of the Directors relating to their roles and responsibilities as members of the Board and its Committees. In regard to continuing education, the Committee will recommend seminars, provide guidance and monitor the process.

7. Recommend to the Board compensation of non-employee Directors.

8. Administer the Board’s policy on Director retirements and resignations.

9. Administer the Directors’ stock ownership guidelines.

10. Establish guidelines, procedures and minimum requirements to be used by the Directors to evaluate the performance of the Board, the Audit Committee, Compensation and Organization Committee, Finance Committee and Governance Committee.

11. Provide oversight regarding significant public policy issues with respect to the Company’s relationships with shareholders, employees, customers, competitors, suppliers and the communities in which it operates, including the following areas:

(a)	Ethics compliance

(b)	Environmental, health and safety issues

(c)	Diversity and equal employment opportunity

(d)	Community relations

(e)	Government relations

(f)	Charitable contributions

(g)	Shareholder and investor relations, including recommended responses to shareholder proposals

(h)	Eaton Philosophy of Excellence through People

12. Review the Company’s Code of Ethics, including its programs to promote ethical and legal conduct, to facilitate anonymous reporting of violations and to assure protection of employees who report violations in good faith, and from time to time recommend the adoption or amendment of the Code of Ethics.

13. Periodically report to the Board concerning the Committee’s actions, conclusions and recommendations.

14. Assure that performance evaluations of the Governance Committee are conducted annually.

15. Review and reassess the adequacy of this charter at least annually and recommend any proposed changes to the Board for approval.

The Governance Committee shall have the authority to retain and terminate consultants and other advisors to advise the Committee in the performance of its responsibilities, including search firms to be used to identify Director candidates and compensation consultants to assist in the evaluation of Director compensation. The Committee shall exercise sole authority to approve the fees and other retention terms for such consultants and other advisors, who will report directly to the Committee.

Policy Adopted by the Board of Directors upon the Recommendation of the Governance Committee

Upon the recommendation of the Governance Committee, the Board of Directors on July 24, 2002 adopted a policy regarding any business transactions between the Company and other businesses in which its non-employee directors are executive officers or major shareholders. The purpose of the policy is to assure that all such transactions are undertaken strictly upon an objective assessment of the economic value of the transactions to each party, and not because of personal relationships between the director and the Company or its executives. The policy provides, in effect, that in any business transactions between the Company and such other businesses, there shall be no direct communication between the director and any Company personnel and no direct communication between the Company’s Chief Executive Officer and any employees of the director’s business. The policy further provides that, if a proposed transaction is potentially significant to either the Company or the director’s business, or if the director’s independence may be compromised (or appear to be compromised), the Chair of the Company’s Governance Committee shall be so informed.

APPENDIX B

Board of Directors Governance Policies

I.	BOARD ORGANIZATION AND COMPOSITION

A. Size and Structure of Board. The size of the Board should be in the range of 8-15. Only one Director should be an employee of the Company. The Board believes that it is desirable for the Company’s Board to be divided into three approximately equal classes, one of which is elected each year, since this structure assures continuity and has worked well historically.

B. Director Independence. Except for any Director who is a Company employee, all Directors should be independent. A Director will be considered independent if the Director meets the criteria set forth in the independence standards of the New York Stock Exchange and the independence criteria adopted by the Company’s Board of Directors.

C. Director Tenure. Each Director is elected for a three-year term. There is no limit to the number of terms a Director may serve. However, the Company’s retirement policy calls for each outside Director to retire at the Annual Shareholders Meeting following the Director’s 70th birthday and for the inside Director to retire from the Board when he or she retires as an employee, no later than the end of the month in which the Director reaches age 65. The Chairman and Chief Executive Officer should not continue on the Board after retiring as an employee. Directors who retire from their employment or who otherwise change their employment or occupation should not necessarily leave the Board. However, the Board will review the continued appropriateness of Board membership under these new circumstances.

D. Membership on Other Boards. Each Director is responsible to notify the Chair of the Governance Committee before accepting invitations to join other Boards of Directors. One purpose of this policy is to avoid actual or potential conflicts of interest or the appearance of conflicts of interest. Appropriate legal advice will be obtained as necessary. Another purpose of this policy is to insure that Directors do not have an excessive number of Board assignments that would put the Directors’ effectiveness at risk. Directors who are Chief Executive Officers of publicly-held companies may serve on a maximum of three public company Boards, including the Company’s Board. Other Directors may serve on a maximum of six public company Boards, including the Company’s Board.

E. New Directors. Director candidates will be selected on the basis of their ability to make contributions to the Board of Directors and to the Company’s governance activities. Among the most salient strengths to be considered are personal ability, integrity, intelligence, relevant business background, independence, expertise in areas of importance to the Company’s objectives, and a sensitivity to the Company’s corporate responsibilities. The initial screening of Director candidates is conducted by the Chair of the Governance Committee in consultation with the Chairman and Chief Executive Officer. The Governance Committee then identifies the recommended candidate for possible approval by the Board of Directors.

F. Combining the Positions of Chairman and Chief Executive Officer. It is the Board’s policy that the positions of Chairman of the Board and Chief Executive Officer should be held by the same person. The Board believes that this practice provides the most efficient and effective leadership model for the Company.

G. No Lead Director. The Board believes that designating a lead Director is not necessary or appropriate for the best interests of the Company and its shareholders unless the Chairman and Chief Executive Officer is absent, and then only for the duration of his or her absence.

II.	COMMITTEE COMPOSITION AND LEADERSHIP

A. Membership of Committees. All Board Committees are comprised entirely of outside independent Directors, except for the Executive Committee, which is chaired by the Chairman and Chief Executive Officer.

B. Rotation of Committee Memberships and Chairs. In order to assure that each Director has a broad exposure to the work of the various Board Committees, and at the same time to provide for continuity in the membership of each

Committee, the Board has adopted the practice of rotating each outside Director’s Committee assignments approximately every four to six years, except that, for continuity, Committee Chairs normally continue on their Committees for up to ten years. The Director who will become the Chair of a Committee should be selected from among the current members of the Committee and should be designated at least one year in advance in order to permit adequate preparation time and a smooth transition.

C. Committee Descriptions. There are five standing Committees of the Board: the Audit Committee, Compensation and Organization Committee, Executive Committee, Finance Committee and Governance Committee. The responsibilities and membership of these Committees are described in the Company’s annual proxy statement.

III.	PERFORMANCE ASSESSMENT AND SUCCESSION PLANNING

A. Board and Committee Assessments. Performance self-assessments are conducted annually by the Board and the Audit, Compensation and Organization, Finance and Governance Committees.

B. Chairman and Chief Executive Officer Performance Assessment. The performance of the Chairman and Chief Executive Officer is thoroughly assessed annually by the Compensation and Organization Committee, taking into account input from all outside Directors. Key performance and leadership categories are established. As to each category, each outside Director answers a set of specific questions, provides written comments, suggests opportunities for improvement, and comments on individual strengths. An external third party consolidates the feedback and provides a summary report to the Chair of the Compensation and Organization Committee who, in turn, reviews it with the full Board. The Chair of the Committee then reviews the report with the Chairman and Chief Executive Officer.

C. Senior Management Performance Assessment. One of the most important responsibilities of the Board is to assure that the Company’s senior management is well qualified to conduct the Company’s business affairs. The Board has delegated to the Chairman and Chief Executive Officer the responsibility to assess the performance of the senior management team. The Chairman and Chief Executive Officer, then, reports annually to the Board, giving his or her assessment of each officer’s performance and his or her thoughts on succession planning. The Board of Directors takes these thoughts into account in its evaluation and direction of succession planning, especially in regard to the position of Chief Executive Officer.

D. Chief Executive Officer Succession Planning. It is the policy of the Board to be adequately prepared to deal with Chief Executive Officer succession, should the need arise, whether via emergency, resignation or retirement. The Board has established several processes that work together to achieve this result. The Chief Executive Officer annually leads a formal discussion with the Board to review all key executives, including each executive’s performance, leadership attributes and readiness to assume additional responsibility. The Board also utilizes the annual review to discuss short- and long-term succession planning and emergency succession issues. By focusing on both the short and the long term, the Board identifies specific individual development needs, that are then communicated to each executive by the Chief Executive Officer in annual performance reviews and ongoing coaching sessions. In addition to the annual review, the Board feels it is important for each Director to interact personally and frequently with the key executives. For this purpose, the Board has established a formal process for each Director to meet with key executives individually so that all Directors are able to evaluate first-hand the executive’s readiness and potential to assume greater responsibility within the Company or to step into the Chief Executive Officer role, if needed.

IV.	OPERATION OF THE BOARD AND COMMITTEES

A. Director Responsibilities. The Board expects all Directors to fulfill the following basic responsibilities: (1) attend all meetings of the Board, relevant Board Committees and Annual Shareholders Meetings, (2) participate actively in meetings of the Board and relevant Board Committees after review of materials that are provided to the Directors in advance of meetings, (3) act in a manner consistent with the best interests of the Company and its shareholders (avoiding conflicts of interest that would interfere with their doing so) and (4) exercise proper diligence and business judgment in performing their duties as members of the Board and its Committees.

B. Agendas and Background Information. The Agenda for each meeting of the Board and Committees should be sent to the Directors or Committee members in advance, along with background information on important subjects. Any Board or Committee member may ask for additions or changes in the Agenda.

C. Access to Management and Independent Advisors. Directors should request from management, or any other sources they may desire, information that they consider helpful in the performance of their duties. The Board and each Board Committee may retain independent legal counsel, consultants or other advisors as the Board or such Committee deems necessary and appropriate, the cost of which is borne by the Company.

D. Executive Sessions. At each Board meeting, the Board holds an executive session, in which only the Directors are present. The outside Directors also meet in executive session at each Board meeting, without the inside Director present, to discuss whatever topics they may deem appropriate. These executive sessions are chaired on a rotating basis by the outside Directors who chair the Audit, Compensation and Organization, Finance and Governance Committees. At least one such executive session is held every year attended only by Directors who meet the independence criteria of the Board of Directors and of the New York Stock Exchange. In addition, at each meeting of the Audit, Compensation and Organization, Finance and Governance Committees, an executive session is held, which is attended only by the Committee members, all of whom are independent Directors, without any members of the Company’s management present, to discuss whatever topics they may deem appropriate.

E. Board Meetings on Strategic Planning. The Board devotes one extended meeting per year to strategic planning, along with portions of additional meetings throughout the year. Company performance is to be measured in terms of the Company’s strategic objectives and its relative performance among its peers.

F. Concurrent Committee Meetings. Because of scheduling constraints, certain meetings of Board Committees are held concurrently, although doing so requires the inside Director to be absent from certain Committee meetings.

G. Minutes. Minutes of all Committee meetings are sent to all Directors for their information in advance of the following Board meeting, together with the minutes of the prior Board meeting.

H. Company Spokesperson. The Board of Directors has delegated to the Chairman and Chief Executive Officer, or his or her designees, the responsibility to serve as Company spokesperson.

I. Orientation for New Directors. An orientation process has been developed for new Directors, including background briefings by the Chairman and Chief Executive Officer, other senior officers and the Secretary.

J. Continuing Education for Directors. The Governance Committee regularly reviews the continuing education needs of the Board members, provides guidance and monitors the continuing education process. All Directors are encouraged to obtain Governance Committee-approved continuing education relating to their roles and responsibilities as members of the Board and its Committees.

V.	COMPENSATION OF OUTSIDE DIRECTORS

A. Director Compensation. The Board of Directors with the advice of its Governance Committee determines the compensation of the outside Directors. The form and amount of Director compensation are intended to be competitive with Director compensation at peer companies, appropriate to the time and energy required of the Directors (as members of the Board and as members or Chairs of Board Committees) and consistent with the Directors’ independence from the Company and its management.

B. Regular Reviews of Compensation. Regularly scheduled reviews of outside Director compensation are conducted by the Governance Committee to assure that the compensation remains competitive and appropriate. In this way, compensation reviews are not specially scheduled at management’s initiative.

C. Pensions. In 1996, the Company’s pension plan for outside Directors was discontinued as to newly-elected outside Directors. Those first elected in 1996 or later are not eligible to receive pension payments after retiring from the Board. However, each of the Directors is encouraged to take advantage of the opportunity under the 2005 Non-Employee Director Fee Deferral Plan to defer Director fees for payment following retirement from the Board, in the form of shares, the cash equivalent, or a combination of shares and cash, as previously elected by the Director.

D. Stock Options. When each outside Director is first elected to the Board, the Director receives an initial grant of stock options, exercisable at the market price of the shares on the date of grant. Thereafter, each outside Director annually receives stock options for a number of additional shares, with a market value on the date of grant equal to four times the outside Directors’ annual retainer. These options also are exercisable at the market price of the shares on the date of grant.

E. Share Ownership Guidelines. The Board has adopted guidelines calling for each outside Director to acquire within five years a number of Company shares with a market value equal to three times the amount of the outside Directors’ annual retainer.

VI.	GENERAL

These Policies will be reviewed by the Governance Committee annually and may be amended from time to time.

APPENDIX C

BOARD OF DIRECTORS

INDEPENDENCE CRITERIA

For an Eaton Corporation Director to be considered independent, the Board of Directors must affirmatively determine that the Director has no material(1) relationship (whether financial, business, personal or otherwise) with Eaton Corporation or any of its subsidiaries or affiliates, either directly or as a partner, shareholder or officer of an organization which in turn has a relationship with them. In making this determination, the Board may consider the Director independent either (A) because the Director has no relationships whatsoever with Eaton Corporation or any of its subsidiaries or affiliates (other than as a Director and shareholder) or (B) because the Director has only immaterial relationships with them. A Director’s relationships will be deemed immaterial so long as the following categorical standards are met:

1.	The Director is not, and has not been within the previous three years, an employee of Eaton Corporation or any of its subsidiaries or affiliates. No member of the Director’s immediate family(2) is, or has been within the previous three years, an executive officer of Eaton Corporation or any of its subsidiaries or affiliates.

2.	Neither the Director nor any member of his or her immediate family[2] has received, during any twelve- month period within the previous three years, more than $100,000 in direct compensation from Eaton Corporation or any of its subsidiaries or affiliates (including, without limitation, any consulting, advisory or other compensatory fees) except (a) fees which Eaton Corporation pays to its Directors for their services as members of the Board and members or Chairs of Board Committees

1“Materiality” is to be considered from the standpoint of the Director and that of each organization of which the Director is a partner, shareholder or officer. The determination that, as to each Director individually, there is no material relationship (whether financial, business, personal or otherwise) will be made by the Board of Directors after consideration of the recommendation of its Governance Committee, based upon information provided by the Director and any other information that may be known to the Board. The purpose is ultimately to determine whether a Director has any relationship with Eaton Corporation that may interfere with the exercise of the Director’s independence from Eaton Corporation and its management.
2“Immediate family” means a Director’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in- law, brothers- and sisters-in-law, and anyone (other than the Director’s domestic employees) who shares the Director’s home.

and (b) fixed amounts of deferred compensation for prior service, which is not contingent in any way on continued service; provided that compensation paid to an immediate family2 member for service as an employee other than an executive officer will not be considered in determining the Director’s independence so long as the compensation is comparable to the compensation paid to other similarly situated employees.

3.	The Director is not a partner or an employee with a firm that is the internal or external auditor for Eaton Corporation or any of its subsidiaries or affiliates; nor is any member of the Director’s immediate family[2] a partner with such a firm or an employee who participates in the firm’s audit, assurance or tax compliance practice (excluding its tax planning practice); nor has the Director or any member of the Director’s immediate family[2] within the previous three years been a partner or employee with such a firm who within that time has personally worked on the audit of Eaton Corporation or any of its subsidiaries or affiliates.

4.	Neither the Director nor any member of his or her immediate family[2] is employed, or has been employed within the previous three years, as an executive officer of any company whose compensation committee at the same time included an individual who currently serves as an executive officer of Eaton Corporation or any of its subsidiaries or affiliates.

5.	The Director is not an employee, nor is any member of his or her immediate family[2] an executive officer, of another company as to which payments by Eaton Corporation to that company, or from that company to Eaton Corporation, including their respective subsidiaries and affiliates, for property or services have exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues, in any of the other company’s past three fiscal years.

However, notwithstanding anything to the contrary in categorical standards #1 through #5 above, the Board will not treat as categorically immaterial, but instead will discuss case by case and will disclose, any relationship between a Director and Eaton Corporation or any of its subsidiaries or affiliates that is required to be disclosed under Item 404 of Securities and Exchange Commission Regulation S-K (pertaining to related party transactions).

An Eaton Director will be deemed to meet the special independence standards required of Audit Committee members if the Board of Directors determines that the Director qualifies as independent under the above-described standards and that the Director meets the following additional criteria:

A.	The Director has received no direct compensation from Eaton Corporation or any of its subsidiaries or affiliates (including, without limitation, any consulting, advisory or other compensatory fees) except (a) fees which Eaton Corporation pays to its Directors for their services as members of the Board and members or Chairs of Board Committees and (b) fixed amounts of deferred compensation for prior service, which are not contingent in any way on continued service.

B.	The Director is not an affiliate of Eaton Corporation (i.e., not controlling, controlled by, or under common control with, Eaton Corporation), such as a 10%-plus shareholder.

The Board of Directors has determined that simultaneous service by any Audit Committee member on a maximum of three public company audit committees, including the Eaton Corporation Audit Committee, does not impair his or her ability to effectively serve on the Eaton Corporation Audit Committee.

Directors and members of Eaton Corporation’s management are encouraged to bring questions or concerns regarding Director independence or these criteria promptly to the attention of the Governance Committee Chair for guidance.

BOARD OF DIRECTORS POLICY ON

COMPANY-PAID TRANSPORTATION
OF OUTSIDE DIRECTORS

The Board of Directors believes that the Company should provide transportation to facilitate Director attendance at meetings of the Board and Board Committees, Annual Shareholders Meetings, Board visits to Company facilities and other Company events. Transportation may be provided through the use of Company planes and cars or through Company-paid commercial transportation. At the same time, the Board believes it is important that the independence of the outside Directors not be compromised, or appear to be compromised, by their accepting transportation from the Company for personal purposes.

Therefore, the Board of Directors has adopted the following policy relating to Company-paid transportation of outside Directors:

1.	Outside Directors may be transported on Company planes and cars or on Company-paid commercial transportation to facilitate their attending meetings of the Board and Board Committees, Annual Shareholders Meetings, Board visits to Company facilities and other Company events. This policy contemplates transportation to and from Directors’ homes, places of business or other locations, and may include transportation to and from Directors’ other business commitments, unrelated to the Company, if necessary to facilitate the Directors’ attending Company events. However, in no event may outside Directors be transported on Company planes and cars or on Company-paid commercial transportation for personal purposes.

2.	Company planes and cars or Company-paid commercial transportation may not be used to transport spouses of the outside Directors except to attend Company events to which they are invited at the request of the Board.

3.	The Governance Committee of the Board is authorized to interpret this policy and provide guidance on its application.

APPENDIX D

CHARTER OF AUDIT COMMITTEE

The Audit Committee shall be responsible to assist the Board of Directors in overseeing (1) the integrity of the Company’s financial statements and its systems of internal accounting and financial controls, (2) the independence, qualifications and performance of the Company’s independent auditor, (3) the performance of the Company’s internal auditors and (4) the Company’s compliance with legal and regulatory requirements.

The Audit Committee shall be comprised of at least three Directors recommended by the Governance Committee or by a majority of the independent members of the Board and appointed by the Board. Each Committee member shall meet the independence requirements, and all Committee members collectively shall meet the other requirements, of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002, and rules adopted thereunder by the Securities and Exchange Commission. No Committee member shall concurrently serve on the audit committees of more than two other publicly-held companies. Members of the Audit Committee may be removed at any time by the Board of Directors upon the recommendation of the Governance Committee or a majority of the independent members of the Board.

The Committee shall exercise sole authority to appoint, terminate and compensate the independent auditor, which shall report directly to the Committee.

The Audit Committee shall have the authority to retain and terminate special legal, accounting or other consultants to advise the Committee. The Committee shall exercise sole authority to approve the fees and other retention terms for such consultants, who will report directly to the Committee. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

The Company shall provide appropriate funding to the Audit Committee, as determined by the Committee, to compensate the auditors and any advisors to the Committee, in addition to funding the ordinary administrative expenses of the Committee.

The Audit Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee shall make regular reports to the Board concerning the Committee’s actions, conclusions and recommendations.

The Audit Committee shall:

1.	Review and reassess the adequacy of this Charter at least annually and recommend any proposed changes to the Board for approval.

2.	Pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by the independent auditor. Non-audit engagements with the independent auditor shall exclude in any event non-audit services prohibited by law.

3.	Resolve any disagreements between the independent auditor and the Company’s management.

4.	At least annually, obtain and review a report by the independent auditor delineating all relationships between the independent auditor and the Company, consider the compatibility of the independent auditor’s non-audit services (if any) with its independence and take appropriate action to satisfy itself of the independence of the independent auditor.

5.	At least annually, obtain and review a report by the independent auditor describing the following: (a) the independent auditor’s internal quality-control procedures and (b) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues.

6.	Evaluate the performance of the independent auditor and, if so determined by the Audit Committee, replace the independent auditor. The evaluation shall include a review and evaluation of the performance of the independent auditor’s lead partner. The lead partner and the audit partner responsible for reviewing the Company’s audit shall be rotated off the Company’s audit at least once every five years, or any time that the Audit Committee may determine. The Committee also shall consider whether, in order to assure continuing auditor independence, it is appropriate to rotate the independent auditor.

7.	Set clear hiring policies for employees or former employees of the independent auditor that comply with the requirements of the Sarbanes-Oxley Act of 2002 and the listing standards of the New York Stock Exchange.

8.	Meet to review and discuss with management and the independent auditor the Company’s quarterly and annual earnings press releases prior to publication.

9.	Meet to review and discuss with management and the independent auditor the Company’s annual audited financial statements prior to the filing of each Form 10-K report. This review will include a discussion of major issues regarding accounting principles, financial statement presentations or the adequacy of internal controls that could significantly affect the financial statements. This review also will include a discussion of the specific disclosures to be made by the Company under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Form 10-K report. The Committee will then recommend to the Board whether the financial statements should be included in the annual report to shareholders and the annual report on Form 10-K.

10.	Review analyses prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company’s annual financial statements.

11.	Meet to review and discuss with management and the independent auditor the Company’s quarterly financial statements and Form 10-Q report prior to filing. This review will include a discussion of the specific disclosures to be made under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Form 10-Q report.

12.	Review and discuss quarterly reports by the independent auditor on:

(a)	all critical accounting policies and practices to be used;

(b)	all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor;

(c)	other material written communications between the independent auditor and the Company’s management, such as a management letter or schedule of unadjusted differences.

13.	Review material changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

14.	Discuss with the independent auditor any matters raised by the independent auditor under generally accepted auditing standards relating to the conduct of the Company’s annual audit and quarterly reviews, including the independent auditor’s judgment about the quality of the Company’s accounting principles as applied in its financial reporting.

15.	Review with the independent auditor any problems or difficulties the independent auditor may have encountered in the annual audit.

16.	Review with the Company’s General Counsel legal matters that may have a material impact on the Company’s financial statements.

17.	Meet periodically with management to review the Company’s material financial risk exposures and the steps management has taken to monitor and control such exposures.

18.	Receive quarterly reports by the Director — Global Ethics of any issues relating to the Company’s accounting, financial reporting, financial integrity or similar matters.

19.	Review and approve the Company’s annual internal audit plan.

20.	Annually review the Company’s assessment of the effectiveness of the Company’s internal control structure and procedures, including the attestation of the independent auditor concerning that assessment.

21.	Review the report of the Director — Internal Audit on internal controls and internal audit results.

22.	Annually review and approve the compensation of the Company’s Director — Internal Audit.

23.	Review and approve the appointment and any replacement of the Company’s Director — Internal Audit.

24.	Meet with the Director — Internal Audit and independent auditor prior to the Company’s annual audit to review the scope, planning and staffing of the audit.

25.	Review disclosures by the chief executive officer and chief financial officer during their certification process for Form 10-K and Form 10-Q reports in regard to any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

26.	Discuss the types of information to be disclosed in earnings guidance to analysts and others, and the type of presentation made to rating agencies, with the understanding that the Committee need not discuss in advance each instance in which the Company may provide earnings guidance.

27.	Meet several times per year with the Company’s chief financial officer, Director — Internal Audit, independent auditor, General Counsel and Director — Global Ethics in separate executive sessions.

28.	Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

29.	Assure that performance evaluations of the Audit Committee are conducted annually.

While the Audit Committee shall have the responsibilities and powers set forth in this Charter, it shall not be the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles and applicable rules and regulations. These instead shall be the responsibility of management and the independent auditor.

APPENDIX E

CHARTER OF

COMPENSATION AND ORGANIZATION
COMMITTEE

The Compensation and Organization Committee shall be comprised of at least three Directors, all of whom meet the independence requirements of the New York Stock Exchange and the Board of Directors. The Committee members shall be appointed by the Board of Directors upon the recommendation of the Governance Committee or a majority of the independent members of the Board. Committee members may be removed by the Board of Directors at any time upon the recommendation of the Governance Committee or a majority of the independent members of the Board.

The Compensation and Organization Committee shall have the following responsibilities:

1.	With input from all outside Directors, annually evaluate the performance of the Chairman and Chief Executive Officer and review the performance evaluations of the other elected officers of the Company;

2.	Maintain and periodically review with the Board a succession plan for key officer positions of the Company, including the position of Chairman and Chief Executive Officer;

3.	Conduct periodic reviews of the Company’s processes, policies and practices that support the recruitment and development of an appropriately diverse pool of technical, professional, managerial and executive talent on a global basis;

4.	Recommend to the Board the individual who should assume the position of Chairman and Chief Executive Officer in the event that the position becomes vacant, until such time as the Board elects a new person to that position;

5.	Annually review the aggregate amount of awards to be made under the Executive Incentive Compensation Plan and adjust that amount as the Committee deems appropriate within the terms of the Plan;

6.	Establish performance objectives under the Company’s short-term and long-term incentive compensation plans and determine the attainment of such performance objectives;

7.	Annually determine the salary of each elected officer of the Company, subject to discussion by the Board and endorsement by the independent Directors;

8.	Annually review the awards to be made to the elected officers under the Executive Incentive Compensation Plan;

9.	Annually review the awards to be made to the elected officers under the Company’s long-term incentive compensation plans;

10.	Administer the Company’s stock plans and periodically approve grants of stock options and other equity-based awards to Company employees;

11.	In determining the compensation of the Chairman and Chief Executive Officer, the Committee shall (a) review and approve corporate goals and objectives that the Committee deems to be relevant to Chairman and Chief Executive Officer compensation, (b) evaluate the Chairman and Chief Executive Officer’s performance in light of those goals and objectives and (c) set the Chairman and Chief Executive Officer’s compensation level based on that evaluation;

12.	Review proposed organization or responsibility changes at the officer level;

13.	Periodically review all of the Company’s compensation and perquisite practices for employees who are key to the Company’s business to confirm that such practices remain equitable and competitive;

14.	Establish such share ownership retention guidelines for Company officers and other executives as the Committee may deem appropriate and monitor the administration of those guidelines;

15.	Review (a) proposed new employee benefit plans for very large employee populations, (b) material changes to the basic conceptual direction of any such existing plans, (c) changes to such plans that would substantially increase or decrease benefits for officers in any manner that is not generally similar for all participants and is therefore disproportionate, (d) proposed new employee benefit plans that are material and primarily for the benefit of employees who are key to the Company’s business, (e) equity compensation plans which, under the New York Stock Exchange listing standards, are subject to shareholder approval and (f) changes to any such existing plans that would substantially increase or decrease the benefits provided by those plans;

16.	Prepare an annual report for the Company’s proxy statement regarding executive compensation, as required by the rules of the Securities and Exchange Commission and the New York Stock Exchange;

17.	Periodically report to the Board concerning the Committee’s actions, conclusions and recommendations;

18.	Assure that performance evaluations of the Committee are conducted annually; and

19.	Review and reassess the adequacy of this charter at least annually and recommend any proposed changes to the Board for approval.

The Compensation and Organization Committee shall have the authority to retain and terminate compensation consultants and other advisors to advise the Committee in the evaluation of compensation for the Chairman and Chief Executive Officer and other officers or on other matters. The Committee shall exercise sole authority to approve the fees and other retention terms for such consultants or other advisors, who will be directly responsible to the Committee.

APPENDIX F

CHARTER OF FINANCE COMMITTEE

The Finance Committee shall be comprised of at least three Directors, all of whom qualify as “independent” under the standards adopted by the New York Stock Exchange and the Board of Directors. The Committee members shall be appointed by the Board upon the recommendation of the Governance Committee or a majority of the independent members of the Board. Committee members may be removed by the Board at any time upon the recommendation of the Governance Committee or a majority of the independent members of the Board.

The Finance Committee shall have the following responsibilities:

1.	Periodically review the financial condition of the Company, including its total financial resources, strengths and capabilities, and recommend financial policies to the Board of Directors;

2.	Analyze Company policy with respect to its debt-equity relationship and make recommendations to the Board with respect thereto;

3.	Review the Company’s dividend policy and make recommendations to the Board with respect thereto;

4.	Review the Company’s cash flow, including its total capital expenditure program, working capital changes and other current and anticipated financial requirements;

5.	Review proposals for share issuances and repurchases;

6.	Review proposals for long- and short-term debt financing;

7.	Review the Company’s risk management program and its adequacy to safeguard the Company against extraordinary liabilities and losses;

8.	Periodically meet with, and review the performance of, the Pension Investment Committee, the Pension Administration Committee and any other fiduciaries that the Board may appoint with respect to the Company’s pension and other retirement income plans (including employee share purchase or similar plans);

9.	Annually review the key assumptions used to calculate annual pension expense, including the assumed long-term return on pension plan assets and the discount rate used to determine the present value of pension plan liabilities;

10.	Periodically report to the Board concerning the Committee’s actions, conclusions and recommendations;

11.	Assure that performance evaluations of the Finance Committee are conducted annually;

12.	Review and reassess the adequacy of this charter at least annually and recommend any proposed changes to the Board for approval.

The Finance Committee shall have the authority to retain and terminate consultants and other advisors to advise the Committee in the performance of its responsibilities. The Committee shall exercise sole authority to approve the fees and other retention terms for such consultants and other advisors, who will report directly to the Committee.

APPENDIX G

CODE OF ETHICS

Eaton Corporation requires that all directors, officers and employees of Eaton, its subsidiaries and affiliates (“Eaton”), abide by the fundamental principles of ethical behavior listed here in performing their duties.

Obeying the Law—We respect and obey the laws, rules and regulations applying to our businesses around the world.

Integrity of Recording and Reporting our Financial Results—We properly maintain accurate and complete financial and other business records, and communicate full, fair, accurate, timely and understandable financial results. In addition, we recognize that various officers and employees of Eaton must meet these requirements for the content of reports to the U.S. Securities and Exchange Commission, or similar agencies in other countries, and for the content of other public communications made by Eaton.

Respecting Human Rights—We respect human rights and require our suppliers to do the same.

Delivering Quality—We are committed to producing quality products and services. Our business records and communications involving our products and services are truthful and accurate.

Competing Ethically—We gain competitive advantage through superior performance. We do not engage in unethical or illegal trade practices.

Respecting Diversity and Fair Employment Practices—Throughout the world we are committed to respecting a culturally diverse workforce through practices that provide equal access and fair treatment to all employees on the basis of merit. We do not tolerate harassment or discrimination in the workplace.

Avoiding Conflicts of Interest—We avoid relationships or conduct that might compromise judgment or create actual or apparent conflicts between our personal interests and our loyalty to Eaton. We do not use our position with Eaton to obtain improper benefits for others or ourselves. We do not compete with Eaton.

Protecting Our Assets—We use Eaton property, information and opportunities for Eaton’s business purposes and not for unauthorized use. We properly maintain the confidentiality of information entrusted to us by Eaton or others.

Offering/ Accepting Gifts, Entertainment, Bribes or Kickbacks—We do not offer or accept gifts or entertainment of substantial value. We do not offer or accept bribes or kickbacks.

Selling to Governments—We comply with the special laws, rules and regulations that relate to government contracts and relationships with government personnel.

Political Contributions—We do not make contributions on behalf of Eaton to political candidates or parties even where lawful.

Reporting Ethical, Legal or Financial Integrity Concerns—Any person may openly or anonymously report any ethical concern or any potential or actual legal or financial violation, including any fraud, accounting, auditing, tax or record-keeping matter, to the Director—Global Ethics of Eaton. For reports that are not made anonymously, confidentiality will be maintained to the extent possible while permitting an appropriate investigation.

Reports may be made openly or anonymously by regular mail to Director–Global Ethics, Eaton Corporation, Eaton Center, Cleveland, Ohio 44114. Reports may also be made to the office of the Director—Global Ethics by e-mail or telephone through Eaton’s Ethics and Financial Integrity Help Line:

E-mail	Access the Ethics and Financial Integrity Help Line through the Employee Services tab on Eaton’s intranet. The message will be anonymous unless the sender identifies himself or herself. Alternatively, send a regular Outlook e-mail, which will not be anonymous, to Ethics@eaton.com.

Telephone	From the U.S. and Canada, dial toll free 1-800-433-2774. This call will be anonymous unless the caller identifies himself or herself.

From all other countries, dial your country’s AT&T access code (found on e-net), and then dial toll free 1-800-433-2774. This call will be anonymous unless the caller identifies himself or herself.

Non-English	If you are not comfortable making your report in English through the Ethics and Financial Integrity Help Line, please use your native language to e-mail or write your concern to the address above, and we will translate your letter or e-mail.

Eaton will not permit any retaliation against any employee who reports an ethical, legal or financial concern nor will it discipline any employee for making a report in good faith.

Personal Responsibility

Every officer, director and employee has the personal responsibility to read, know and comply with the principles contained in this Code of Ethics. Compliance with these principles is a condition of employment, and failure to comply will result in discipline up to and including termination.

The Board of Directors shall determine, or designate appropriate management personnel to determine, the actions to be taken in the event of violations of the Code of Ethics. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Ethics.

Every officer, director and employee has the duty to bring to the attention of a supervisor or another member of management, or the Director—Global Ethics, or the Chairs of the Audit or Governance Committees of the Board of Directors, or directly to the full Board of Directors, any activity that in his or her judgment would violate these principles. Potential violations may be reported to the Board or relevant Committee Chair by mail in care of the Director-Global Ethics, at the above address. The Director will forward it unopened to the addressee(s).

c/o Corporate Election Services
P. O. Box 1150
Pittsburgh, PA 15230

Vote by Telephone

Have your proxy card available when you call the toll-free number 1-888-693-8683 using a touch-tone telephone and follow the simple directions that will be presented to you.

Vote by Internet

Have your proxy card available when you access the website http://www.cesvote.com and follow the simple directions that will be presented to you.

Vote by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230.

Vote by Telephone	Vote by Internet	Vote by Mail
Call toll free using a	Access the website and	Return your completed proxy
touch-tone telephone:	cast your vote:	card in the postage-paid
1-888-693-8683	http://www.cesvote.com	envelope provided

Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 6:00 a.m. Eastern Daylight Time on April 26, 2006 in order to be counted in the final tabulation.

è

ê Please fold and detach card at perforation before mailing. ê

Your vote is solicited on behalf of the Board of Directors
for the Annual Meeting of Shareholders to be held on April 26, 2006.

The undersigned hereby appoints A. M. Cutler, E. R. Franklin, and M. M. McGuire as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as indicated on the reverse side of this card, all of the Eaton common shares held by the undersigned on February 27, 2006, at the annual meeting of shareholders to be held at Eaton Center, 1111 Superior Avenue, Cleveland, Ohio, on April 26, 2006, at 10:30 a.m. local time and at any adjournments thereof.

Signature (s)

Signature (s)

Date:	, 2006

Please sign exactly as your name(s) appear on this proxy card. If shares are held jointly, all joint owners should sign. If signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

Your vote is important !
If you do not vote by telephone or Internet, please sign and date this proxy card and return it for receipt prior to April 26, 2006 in the enclosed postage-paid envelope to Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230, so that your shares may be represented at Eaton Corporation’s 2006 Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.
ê Please fold and detach card at perforation before mailing. ê

EATON CORPORATION	PROXY CARD
This proxy card when properly executed will cause your shares to be voted as directed. If no direction is indicated on your executed proxy card, your shares will be voted FOR the election of the following director nominees and FOR Proposal 2.
The Board of Directors recommends a vote “FOR” the listed Nominees.

1.	Election of 4 Directors:
Nominees: (1) Christopher M. Connor (2) Alexander M. Cutler (3) Deborah L. McCoy (4) Gary L. Tooker

	☐	FOR all nominees listed above	☐	WITHHOLD authority to vote for
		(except as marked to the contrary below)		all nominees listed above

To withhold authority to vote for any individual nominee, write that nominee’s name or number on the line below.

The Board of Directors recommends a vote “FOR” Proposal 2.

2.	Ratification of the appointment of Ernst & Young LLP as independent auditor for 2006.
	☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	IN THEIR DISCRETION, THE PROXIES NAMED ON THE REVERSE SIDE OF THIS CARD ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
PROXY CARD TO BE SIGNED AND DATED ON THE REVERSE SIDE

c/o Corporate Election Services
P. O. Box 1150
Pittsburgh, PA 15230

Vote by Telephone

Have your voting instruction form available when you call the toll-free number 1-888-693-8683 using a touch-tone telephone and follow the simple directions that will be presented to you.

Vote by Internet

Have your voting instruction form available when you access the website http://www.cesvote.com and follow the simple directions that will be presented to you.

Vote by Mail

Please mark, sign and date your voting instruction form and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230.

Vote by Telephone	Vote by Internet	Vote by Mail
Call toll free using a	Access the website and	Return your completed proxy
touch-tone telephone:	cast your vote:	card in the postage-paid
1-888-693-8683	http://www.cesvote.com	envelope provided

Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 6:00 a.m. Eastern Daylight Time on April 26, 2006 in order to be counted in the final tabulation.

è

ê Please fold and detach card at perforation before mailing. ê

Your vote is solicited on behalf of the Board of Directors
for the Annual Meeting of Shareholders to be held on April 26, 2006.

The undersigned, as a participant in the Eaton Electrical de Puerto Rico, Inc. Retirement Savings Plan, hereby directs the Trustee, KeyBank National Association, to vote all common shares of Eaton Corporation credited to the account of the undersigned under the Plan on February 27, 2006, in the manner indicated on the reverse side of this form, at the annual meeting of shareholders to be held at Eaton Center, 1111 Superior Avenue, Cleveland, Ohio, on April 26, 2006, at 10:30 a.m. local time and at any adjournments thereof. If the Trustee does not receive proper voting instructions by April 24, 2006 instructing the Trustee how to vote the Eaton shares in the account of the undersigned, the Trustee will vote those shares in the same proportion, on each issue, as it votes other Eaton shares according to instructions from other Plan participants.

Signature

Date:	, 2006

Please sign exactly as your name appears to the left.

Your vote is important !
If you do not vote by telephone or Internet, please sign and date this voting instruction form and return it for receipt by April 24, 2006 in the enclosed postage-paid envelope to Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230, so that your shares may be represented at Eaton Corporation’s 2006 Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this voting instruction form.
ê Please fold and detach card at perforation before mailing. ê

EATON CORPORATION	VOTING INSTRUCTION FORM
This voting instruction form when properly executed will cause your shares to be voted as directed. If no direction is indicated on your executed form, your shares will be voted FOR the election of the following director nominees and FOR Proposal 2.
The Board of Directors recommends a vote “FOR” the listed Nominees.

1.	Election of 4 Directors:
Nominees: (1) Christopher M. Connor (2) Alexander M. Cutler (3) Deborah L. McCoy (4) Gary L. Tooker

	☐	FOR all nominees listed above	☐	WITHHOLD authority to vote for
		(except as marked to the contrary below)		all nominees listed above

To withhold authority to vote for any individual nominee, write that nominee’s name or number on the line below.

The Board of Directors recommends a vote “FOR” Proposal 2.

2.	Ratification of the appointment of Ernst & Young LLP as independent auditor for 2006.
	☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	IN THEIR DISCRETION, THE PROXIES TO BE APPOINTED BY THE TRUSTEE ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
FORM TO BE SIGNED AND DATED ON THE REVERSE SIDE

c/o Corporate Election Services
P. O. Box 1150
Pittsburgh, PA 15230

Vote by Telephone

Have your voting instruction form available when you call the toll-free number 1-888-693-8683 using a touch-tone telephone and follow the simple directions that will be presented to you.

Vote by Internet

Have your voting instruction form available when you access the website http://www.cesvote.com and follow the simple directions that will be presented to you.

Vote by Mail

Please mark, sign and date your voting instruction form and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230.

Vote by Telephone	Vote by Internet	Vote by Mail
Call toll free using a	Access the website and	Return your completed voting
touch-tone telephone:	cast your vote:	instruction form in the postage-
1-888-693-8683	http://www.cesvote.com	paid envelope provided

Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 6:00 a.m. Eastern Daylight Time on April 24, 2006 in order to be counted in the final tabulation.

è

ê Please fold and detach card at perforation before mailing. ê

Your vote is solicited on behalf of the Board of Directors
for the Annual Meeting of Shareholders to be held on April 26, 2006.

The undersigned, as a participant in the (a) Eaton Savings Plan or (b) Eaton Personal Investment Plan ((a) and (b) collectively called the “Plans”), hereby directs the Trustee, Fidelity Management Trust Company, to vote all common shares of Eaton Corporation credited to the account of the undersigned under the Plans on February 27, 2006, in the manner indicated on the reverse side of this form, at the annual meeting of shareholders to be held at Eaton Center, 1111 Superior Avenue, Cleveland, Ohio, on April 26, 2006, at 10:30 a.m. local time and at any adjournments thereof. Under each of the Plans, if the Trustee does not receive proper voting instructions by April 24, 2006 instructing the Trustee how to vote the Eaton shares in the account of the undersigned, the Trustee will vote those shares in the same proportion, on each issue, as it votes other Eaton shares according to instructions from other Plan participants.

Signature

Date:	, 2006

Please sign exactly as your name appears to the left.

Your vote is important !
If you do not vote by telephone or Internet, please sign and date this voting instruction form and return it for receipt by April 24, 2006 in the enclosed postage-paid envelope to Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230, so that your shares may be represented at Eaton Corporation’s 2006 Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this voting instruction form.
ê Please fold and detach card at perforation before mailing. ê

EATON CORPORATION	VOTING INSTRUCTION FORM
This voting instruction form when properly executed will cause your shares to be voted as directed. If no direction is indicated on your executed form, your shares will be voted FOR the election of the following director nominees and FOR Proposal 2.
The Board of Directors recommends a vote “FOR” the listed Nominees.

1.	Election of 4 Directors:
Nominees: (1) Christopher M. Connor (2) Alexander M. Cutler (3) Deborah L. McCoy (4) Gary L. Tooker

	☐	FOR all nominees listed above	☐	WITHHOLD authority to vote for
		(except as marked to the contrary below)		all nominees listed above

To withhold authority to vote for any individual nominee, write that nominee’s name or number on the line below.

The Board of Directors Recommends a vote “FOR” Proposal 2.

2.	Ratification of the appointment of Ernst & Young LLP as independent auditor for 2006.
	☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	IN THEIR DISCRETION, THE PROXIES TO BE APPOINTED BY THE TRUSTEE ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
FORM TO BE SIGNED AND DATED ON THE REVERSE SIDE